SCHEDULE 14C

                  Information Required in Information Statement

                            SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934


Check the appropriate box:

[X]    Preliminary Information Statement   [ ]     Confidential, for Use of the
[ ]    Definitive Information Statement            Commission Only (as permitted
                                                   by Rule 14c-5(d)(2))


                                MICROFRAME, INC.
                 ----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         a. Title of each class of securities to which transaction applies:

            Common Stock, par value $.001 per share
            ---------------------------------------------------------------

         b. Aggregate number of securities to which transaction applies:

            3,000,000
            ---------------------------------------------------------------

         c. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            $2.72 (average of high and low price on January 8, 1999)
            ---------------------------------------------------------------

         d. Proposed maximum aggregate value of transaction:

            $8,160,000
            --------------------------------------------------------------

         e. Total fee paid:

            $1,632.00
            ---------------------------------------------------------------

[X]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         a.       Amount Previously Paid:

           ---------------------------------------------------------------

         b.       Form, Schedule or Registration Statement No.:

           ---------------------------------------------------------------

         c.       Filing Party:

           ---------------------------------------------------------------

         d.       Date Filed:

           ---------------------------------------------------------------

                                                                January __, 1999


To the Shareholders of MicroFrame, Inc.


         Enclosed is an Information Statement relating to three matters of importance to you as shareholders of MicroFrame, Inc. (the "Company"):

1. The purchase by the Company of all of the outstanding share capital of SolCom Systems Limited ("SolCom"), a Scottish corporation in exchange for an aggregate of shares of common stock of the Company ("Common Stock") and options to purchase shares of Common Stock of up to 2,700,000 shares and options together with up to 300,000 performance-based options;

2. The adoption of the Company's 1998 Stock Option Plan and the Company's 1998 U.K. Sub-Plan; and

3. The reincorporation of the Company in the State of Delaware pursuant to an Agreement and Plan of Merger dated as of December 15, 1998.

         The acquisition of SolCom is designed to enable the Company to broaden its market presence by offering secure intelligent remote monitoring and management of both the physical and logical aspects of voice and data networks.

         The adoption of new stock option plans and the reincorporation of the Company in the State of Delaware will create a more favorable and flexible corporate structure through which the Company will be able to more effectively carry out its business objectives and goals.

         Each of the above items has been approved in writing by the holders of a majority of the outstanding shares of Common Stock of the Company. No proxy is being solicited from you and no meeting is being held. Under New Jersey law, each of these items will become effective twenty (20) days from today.

         Thank you for your continued confidence and support.


                                        Very truly yours,

                                       /s/ Stephen B. Gray

                                        Stephen B. Gray
                                        President and Chief Executive Officer

                                MICROFRAME, INC.
                               21 MERIDIAN AVENUE
                            EDISON, NEW JERSEY 08820
                                 (732) 494-4440

                              INFORMATION STATEMENT

         This Information Statement is being furnished to holders of shares (the "Shareholders") of common stock, par value $.001 per share (the "Common Stock"), of MicroFrame, Inc., a New Jersey corporation (the "Company"). This Information Statement is being furnished in order to notify the Shareholders that on or about December 30, 1998 (the "Written Consent Date"), the Company received written consents (the "Written Consents") in lieu of a meeting of the shareholders of the Company from the holders of 2,840,000 shares of Common Stock, representing approximately 51% of the total issued and outstanding shares of voting stock of the Company (the "Written Consent Percentage"), adopting resolutions approving (i) the purchase by the Company of all of the outstanding share capital of SolCom Systems Limited ("SolCom"), a company incorporated under the Companies Act 1985 of the United Kingdom (the "Transaction") in exchange for an aggregate of shares of Common Stock and options to purchase shares of Common Stock aggregating up to 2,700,000 shares and options together with up to 300,000 performance-based options, (ii) the adoption of the Company's 1998 Stock Option Plan (the "Plan") and the Company's 1998 U.K. Sub- Plan (the "Sub-Plan" and together with the Plan, the "Plans") and (iii) the reincorporation of the Company in the State of Delaware pursuant to an Agreement and Plan of Merger dated as of December 15, 1998 (the "Reincorporation"). The exact number of shares of Common Stock and options to purchase shares of Common Stock to be issued and/or granted by the Company in the Transaction will be determined in accordance with a certain formula set forth in the Share Purchase Agreement (as hereinafter defined) upon the completion of the Transaction. Based upon the formula set forth in the Share Purchase Agreement (as hereinafter defined), if the Transaction were consummated as of January 5, 1999, the Company would issue 2,200,000 shares of Common Stock and 500,000 options to purchase shares of Common Stock. Upon completion of the Transaction, all Shareholders will experience immediate and substantial dilution of percentage ownership and voting power with respect to the Company's issued and outstanding Common Stock of between approximately 39.6% (assuming 2,200,000 shares of Common Stock are issued) and 48.6% (assuming 2,700,000 shares of Common Stock are issued).

         In accordance with the applicable provisions of the New Jersey Business Corporation Act (the "NJBCA"), any Shareholder who has not executed the Written Consent shall have the right to dissent therefrom and demand payment of the fair value of shares of Common Stock owned by such Shareholder by delivering a notice to the Company at 21 Meridian Avenue, Edison, New Jersey 08820, Attention: John
F. McTigue, Chief Financial Officer (tel. 732-494-4440), of the Shareholder's intention to so dissent within twenty (20) days of the date of the notice from the Company to all nonconsenting Shareholders delivered simultaneously with the mailing of this Information Statement informing each such Shareholder of the right to dissent.

         On November 16, 1998, the Board of Directors approved the Transaction and the Reincorporation and recommended that the Shareholders grant their approval thereto. On September 15, 1998, the Board of Directors approved the Plans and recommended that the Shareholders grant their approval thereto.

         This Information Statement describing the Transaction, the Plans and the Reincorporation is first being mailed or furnished to Shareholders on or about ________, 1999 and neither the Transaction nor the Plans nor the Reincorporation shall become effective until at least 20 days thereafter.

                   THIS INFORMATION STATEMENT IS FURNISHED FOR
                           INFORMATION PURPOSES ONLY.

                       THE COMPANY IS NOT ASKING YOU FOR A
                         PROXY AND YOU ARE REQUESTED NOT
                                TO SEND A PROXY.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. ALL INFORMATION CONTAINED IN THIS INFORMATION STATEMENT RELATING TO THE COMPANY HAS BEEN SUPPLIED BY THE COMPANY AND ALL INFORMATION CONTAINED IN THIS INFORMATION STATEMENT RELATING TO SOLCOM HAS BEEN SUPPLIED BY SOLCOM.

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the "Commission"). This Information Statement, as well as reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at its regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Commission's public reference room by calling 1-800-SEC-0330. Electronic registration statements filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's World Wide Web site (http://www.sec.gov).

            CERTAIN DOCUMENTS ATTACHED TO THIS INFORMATION STATEMENT

         The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998, as amended (the "Company 10-KSB"), and the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1998 (the "Company 10-QSB"), which were previously filed with the Commission on July 14, 1998 (as amended on August 7, 1998) and November 23, 1998, respectively, are annexed hereto as Appendix F and Appendix G, respectively.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the date of the consummation of the Transaction shall be deemed to be incorporated by reference in this Information Statement and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

                                     SUMMARY


                       Item 1-Approval of the Transaction


         The Company has agreed to purchase all of the outstanding share capital of SolCom in exchange for a certain number of shares of Common Stock and options to purchase shares of Common Stock, as follows:

Aggregate Common Stock to be issued/options to be granted by the Company up to .2,700,000

Approximate shares of Common Stock to be issued(1)(2)...........................2,200,000

Approximate number of options to be granted by the Company(1)(2)................500,000

Number of performance-based options to be granted by the Company................300,000

Share capital of SolCom to be acquired by the Company...........................All Shares

The Company's Nasdaq SmallCap Market Symbol.....................................MCFR


        Item 2-Adoption of 1998 Stock Option Plan and 1998 U.K. Sub-Plan


         The Company's Board of Directors has approved the Company's 1998 Stock Option Plan and 1998 U.K. Sub-Plan.

Aggregate shares of Common Stock for which options may be granted under Plans(3) 3,000,000

---------------------------------

1 The exact allocation between shares of Common Stock to be issued and options to be granted in connection with the Transaction is to be determined pursuant to a formula contained in the Share Purchase Agreement (as hereinafter defined).

2 In the event that the Transaction were consummated on January 5, 1999, the Company would have issued an aggregate of 2,200,000 shares of Common Stock and options to purchase 500,000 shares of Common Stock.

3 Although there is no specific allocation with respect to option grants as between the Plan and the Sub-Plan, it is the Company's intention to issue options pursuant to the Sub-Plan only to U.K. personnel.

                      ------------------------------------
                      ITEM 1 - APPROVAL OF THE TRANSACTION
                      ------------------------------------



                                  INTRODUCTION

         The Company, founded in 1982, designs, develops and markets a broad range of remote network management and remote maintenance and security products for mission critical voice and data communications networks. The Company's products provide for alarm and fault monitoring, proactive administration and reporting capabilities which are being used as a basis for remote network management and maintenance. In addition, by incorporating a variety of hardware and software options for security and user authentication, these products can deter as well as prevent unauthorized dial-in and/or in-band access to network elements and systems (such as computers, local area networks (LANs), wide area networks (WANs), routers, hubs, servers, Private Branch Exchange telephone switches ("PBXs") as well as other network elements), while allowing authorized personnel access to perform needed administration and maintenance of host devices and networks from remote locations.

         The Company's principal business address is 21 Meridian Avenue, Edison, New Jersey 08820 and its telephone number is (732) 494-4440.

         SolCom, founded in 1992, is a developer of remote monitoring technology. Originally approved by the Internet Engineering Task Force (IETF) in 1992, Remote MONitoring, or RMON, is a standard protocol for users to proactively manage multiple LANs and WANs from a central site. RMON 1 identifies errors, alerts administrators to network problems and baselines networks in addition to its remote network analyzer capabilities. RMON's recent enhancement, RMON 2, enables Network Managers to access higher-level network-wide application and protocol information. RMON 2 also provides enterprise-wide and/or point-to-point traffic statistics that enables trouble-shooting and network capacity planning.

         SolCom is in the process of developing products with two new technologies, "NetworX" products and "ASIC" products. Below are descriptions of these two new projects. See "Information With Respect to SolCom-Description of Business."

         NetworX is being developed by SolCom as the industry's first comprehensive management tool. NetworX will be the industry's first integrated platform for proactive, remote, secure management and monitoring of voice, data and video networks. It uses "Dial Up", "Telnet" or "SNMP" connections so that managers can monitor, evaluate and control all aspects of their network from a single, remote point.

         An ASIC is an Application Specific Integrated Circuit that incorporates all the hardware and software required to carry out specific tasks on a single chip. This will lead to a substantial increase in processing speed and reduction in build cost. Designing the ASIC requires SolCom to experience a steep learning curve while its engineers become familiar with this technology. Initially there will be one ASIC but once the initial ASIC has been developed there will be an ongoing development to introduce more capabilities and features into ASICs.

         SolCom's principal business address is SolCom House, Meikle Road, Kirkton Campus, Livingston EH 547 DE, Scotland and its telephone number is (011) 44-1506-461-707.

                       WRITTEN CONSENT IN LIEU OF MEETING

         Under New Jersey law, the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote thereon is required to approve the Share Purchase Agreement and the transactions contemplated thereby. Shareholders owning the Written Consent Percentage have executed and delivered to the Company Written Consents in lieu of a meeting of Shareholders approving and adopting the Share Purchase Agreement and authorizing the consummation of the Transaction. Accordingly, no vote of any Shareholder is necessary, Shareholder votes are not being solicited and no meeting of Shareholders is being held to approve the Transaction.

                     REASONS/BACKGROUND FOR THE TRANSACTION

         General Background. In recent years, the remote network management marketplace has been characterized by intense competition, continual technological innovation as well as improvements in both hardware and software offerings. In light of these developments, the Company has from time to time considered its strategic alternatives, including the licensing of additional technologies, additional development of internal technologies, and the possibilities of mergers or other strategic alliances to improve its position in the marketplace. In June 1997, the Company concluded that it desired a significant increase in its presence in the data network management market place in order to develop and control its technologies and intellectual properties to effectuate future growth. The Company identified the "RMON" technology and determined that incorporation of such technology into the Company's existing products would enhance the Company's products and marketability. The complexities of the RMON technology led the Company to seek viable acquisition candidates that already possessed such technology.

         Introduction of Parties. In early 1998, the Company, as part of its strategic search of companies offering RMON capabilities, authorized Mr. Jim Segala, Director of Research and Development, to contact Mr. Hugh Evans, Director of Development and Mr. Peter Wilson, Director of Marketing, respectively, of SolCom to discuss potential licensing arrangements. SolCom, a leading developer of RMON technology, had been previously considering its strategic alternatives including: alliances, potential sale, possible IPO alternatives and merger or acquisition possibilities. Mr. Segala reported favorably on the technology and its potential synergies with the Company's suite of products as well as its ability to accelerate the Company into the RMON marketplace. Originally approved by the Internet Engineering Task Force (IETF) in 1992, Remote MONitoring, or RMON, is a standard protocol for users to proactively manage multiple LAN's and WAN's from a central site. RMON 1 identifies errors, alerts administrators to network problems and baselines networks in addition to its remote network analyzer capabilities. RMON 2 enables network managers to access higher-level network wide application and protocol information. RMON 2 also provides enterprise-wide and/or point-to-point traffic statistics that enables easy trouble shooting and effective network management. This combination of technologies would enable the Company to offer an integrated remote management solution, incorporating security, remote access, monitoring of physical elements and monitoring of logical content.

                  In January 1998, as a follow-up to Mr. Segala's discussions with SolCom, Mr. Stephen B. Gray, Chief Executive Officer of the Company, arranged to meet with Mr. Wilson of SolCom at the Comnet 98 trade show in Washington , D.C. to continue discussions. This initial meeting included Messrs. Gray, John F. McTigue, the Company's Chief Financial Officer, and David Sawyer, then the Company's Senior Vice President of Sales. During these discussions, the possibility of the two companies considering a more strategic relationship apart from merely a licensing arrangement was introduced. It was decided at this meeting that each party would begin the initial stages of merger discussions immediately and individually report to their respective board of directors to obtain necessary approvals.

         Background of Discussions and Meetings. During February 1998, the Company's Board of Directors authorized Messrs. Gray and McTigue to visit SolCom's offices in Livingston, which occurred during the week of March 2-6, 1998. The purpose was to further examine the potential merits of the proposed transaction, as well as potential financial impacts, operating synergies, staff overlap, if any, and any product/customer related overlap or synergies. This visit further confirmed the Company's position that this transaction had merits from a product (including a substantial number of products currently under technological development, customer, staff, target market and financial perspective. The following items were most significant: technology of the target company, the target customer base was similar and the products of both companies complimented each other as opposed to competing with each other, SolCom was heavily staffed with engineers and needed additional sales presence in the United States and the Company had an established sales presence in the United States and Europe, and both had significant customers that could be targeted by the products and services of the other. At about this time, both companies exchanged preliminary financial information.

         On March 9, 1998, the Board of Directors of the Company authorized Mr. Gray and Mr. McTigue to proceed with the proposed acquisition and take any necessary action in connection therewith, including entering into a "letter of intent" and performing the required due diligence. This included retaining Van Kasper & Company, an investment banking firm, to advise the Board as to the fairness of the proposed Transaction from a financial point of view, as well as retaining PricewaterhouseCoopers LLP and Semple Fraser WS in connection with accounting and legal services, respectively, in Scotland.

         In March 1998, Messrs. Wilson and Evans, along with additional engineering staff, visited the offices of the Company to perform the initial stages of due diligence as well as inform the Company that the SolCom Board had approved in principle the concept of being acquired by the Company. During the visit, numerous matters were discussed with respect to products, customers and organizational structure.

         In April 1998, Messrs. McTigue and Gray returned to SolCom's facility with representatives from Van Kasper and Company. During this visit, Van Kasper was given unrestricted access to SolCom's staff and financial records to allow them to perform the reviews necessary to enable them to determine the fairness of the proposed transaction. It also allowed the management of the two companies to further lay groundwork for the transaction, prepare joint presentations for their respective Boards and begin to prepare a model of the proposed financial plans of the combined entity.

         On April 9, 1998, the Company entered into a letter of intent to acquire SolCom which was publicly announced on May 19, 1998.

         On June 10, 1998, Van Kasper delivered its opinion to the Company's Board of Directors as to the fairness of the Transaction to the Shareholders from a financial point of view.

         On June 23, 1998, the Company issued a press release announcing that an agreement with respect to the principal terms of the Transaction had been reached. The principal terms thereof were substantially the same as on June 10, 1998, the date of Van Kasper's fairness opinion.

         During the period of April-August, 1998, the Company and SolCom proceeded to negotiate a definitive agreement in connection with the Transaction. During this timeframe, both companies continued operational and strategy discussions with respect to the anticipated organization of the combined entity subsequent to consummation of the Transaction as well as future goals and objectives.

         On August 17, 1998, the definitive Share Purchase Agreement was executed and delivered by all parties thereto.

         The Company and SolCom renegotiated the principal terms of the Transaction during the period of October through November 1998. On November 27, 1998, the principal terms and conditions of such renegotiation were agreed upon and a press release was issued in connection therewith. On December 23, 1998, an Amendment to the Share Purchase Agreement was executed and delivered by all parties thereto. No update to the Fairness Opinion will be rendered by Van Kasper & Company.

The Company's Reasons for the Transaction

         Positive Factors:

         i. The Company's management believes that the combined entity will be able to provide a greater overall technology delivery engine and will therefore be better able to capitalize on market opportunities; accordingly, the Company's Board believes that shareholder value will be likely to increase in the future.

         ii. Both the Company and SolCom have a similar target market as well as non- competing and complementary products, which, together with each such entity's technology and expertise and the superior technological and market background of SolCom's management, will create the ability to reach a "critical mass" with respect to growth and opportunity, the ability to develop joint products and the fostering of economies of scale.

         iii. The research and development products of SolCom are believed to have great potential and are expected to create substantial revenue growth for the combined Company.

         iv. The combined entity will offer a unified presence at exhibitions and trade shows together with an enhanced joint site on the Internet's World Wide Web which will provide the opportunity for the combined entity to develop into a recognized leader in its field.

         v. The Transaction could potentially result in substantial additional revenues and accelerated growth in the long term, which would enable the Company to improve its overall financial position and results of operations.

         vi. The terms and conditions of the Share Purchase Agreement are fair to the Shareholders. Accordingly, over the long term, the issuance of the MicroFrame Shares (as hereinafter defined) would not be likely to result in significant dilution to the Shareholders as a function of earnings per share; however, Shareholders in the short term will experience immediate and substantial dilution of percentage ownership and voting power with respect to the Company's issued and outstanding Common Stock of between approximately 39.6% (assuming 2,200,000 shares of Common Stock are issued) and 48.6% (assuming 2,700,000 shares of Common Stock are issued). See "Risk Factors-Dilution of Voting Power."


         vii. The combination of the two companies should provide synergistic benefits in connection with the consolidation of certain redundant corporate functions and accordingly, the combined entity should be able to operate in a more efficient and profitable manner as a result of substantial cost reductions.

         Negative Factors:

         i. The Company's issuance of the MicroFrame Shares will result in the Shareholders experiencing immediate and substantial dilution of percentage ownership and voting power with respect to the Company's issued and outstanding Common Stock of between approximately 39.6% (assuming 2,200,000 shares of Common Stock are issued) and 48.6% (assuming 2,700,000 shares of Common Stock are issued).

         ii. As a result of SolCom's substantial net operating losses for each of the fiscal years ended June 30, 1996 and 1997 and the six months ended September 30, 1998 of $78,000, $919,000 and $180,000, respectively, together with SolCom's projection that operating losses will continue into the near future, consummation of the Transaction may result in net losses for the Company.

         iii. As of December 31, 1998, SolCom had no available cash or cash equivalents to conduct its business or operations.

         iv. The validity of SolCom's technology has not been adequately demonstrated in mass market applications. In addition, SolCom's relationship with the Hewlett- Packard Company constitutes a significant portion of its current business, without which SolCom's business could be materially adversely affected.

         v. The possibility that the merged entity would not achieve certain synergies with respect to the combination of distinct technologies and corporate cultures could have a potential adverse effect on the business as well as future financial operations and results. In addition, if the research and development efforts of SolCom currently in-process are ultimately not successful, the financial condition and operations of the Company could be materially adversely affected.

SolCom's Reasons for the Transaction

         i. The combined entity will be able to provide a greater overall technology delivery engine and, as a stronger company than SolCom is now, will be better able to capitalize on market opportunities; accordingly, SolCom's Board believes that shareholder value will be likely to increase in the future as shareholders of the Company rather than as shareholders of SolCom.

         ii. Both the Company and SolCom have a similar target market as well as non- competing and complementary products, which, together with each such entity's technology and expertise and the superior technological and market background of SolCom's management, will create the ability to reach a "critical mass" with respect to growth and opportunity, the ability to develop joint products (such as the Sentinel product) and the fostering of economies of scale.

         iii. The combined entity will offer a unified presence at exhibitions and trade shows together with an enhanced joint site on the Internet's World Wide Web which will provide the opportunity for the combined entity to develop into a recognized leader in its field.

         iv. SolCom will achieve an increased sales, marketing and distribution presence in the United States, which SolCom believes will alleviate a significant barrier to sales and profitability.

         v. The Company is better capitalized and has greater managerial depth than SolCom; accordingly, SolCom recognized that the combined entity would be poised to take advantage of opportunities in the technology field.

         vi. SolCom's current capitalization is inadequate to produce the kind of growth necessary for an acceptable return on investment; as a result of its larger size, market position and NASDAQ listing, it is easier for the Company to raise capital.

         vii. The terms and conditions of the Share Purchase Agreement are fair to the SolCom shareholders. SolCom concluded that the possibility of appreciation of the Common Stock, when balanced with all of the costs and challenges SolCom would encounter by remaining independent, make the Transaction fair and in the best interests of the SolCom shareholders.

                                FAIRNESS OPINION

         General. At the meeting of the Board of Directors of the Company on June 10, 1998, Van Kasper & Company, 600 California Street, Suite 1700, San Francisco, California 94108 ("Van Kasper") delivered a written opinion, as of June 10, 1998, to the Board as to the fairness of the Transaction, as structured on June 10, 1998, to the Company and the shareholders of the Company from a financial point of view (the "Fairness Opinion"). Van Kasper's opinion is limited to the fairness of the terms and conditions of the Transaction as structured on June 10, 1998, from a financial point of view, to the shareholders of the Company and does not address the Company's underlying business decision to proceed with the Transaction.

         In conducting its review and rendering its opinion, Van Kasper, without any independent verification, (i) relied on the accuracy and completeness of all the financial and other publicly available information reviewed by them or furnished or otherwise communicated to them as written by the Company or SolCom and (ii) assumed that the projections for the Company, SolCom, and the combined company after completion of the Transaction were reasonably prepared based on assumptions reflecting good faith judgments of the management teams preparing them as the most likely future performance of the Company, SolCom, and the combined company after completion of the Transaction and that neither the management of the Company nor the management of SolCom has any information or belief that would make any such projections misleading in any respect. Van
Kasper was not retained to, and Van Kasper did not, make any independent evaluation or appraisal of the assets, liabilities or prospects of the Company, SolCom or the combined company after completion of the Transaction.

         Fairness Opinion Not Updated. Van Kasper delivered the Fairness Opinion on June 10, 1998. Since that date, Van Kasper has not been requested to and has not updated the Fairness Opinion. Among the principal considerations taken into account by Van Kasper in rendering the Fairness Opinion were the financial condition, results of operations, projections and business prospects of both the Company and SolCom, as well as the consideration proposed to be paid by the Company in connection with the Transaction as structured on June 10, 1998. Based on a current evaluation by the Board of Directors of the Company of the financial condition, results of operations, projections and business prospects of both the Company and SolCom, the terms of the Transaction were substantially renegotiated by the Company and the Sellers in December 1998. Accordingly, the Fairness Opinion by its terms is not directed at, and cannot be relied upon with respect to, the fairness of the Transaction as presently structured to the shareholders of the Company.

         However, based in part on the conclusions reached in the Fairness Opinion as of the date of its delivery, the Board of Directors of the Company has carefully evaluated the changes that have occurred in the financial condition, results of operations, projections and business prospects of both SolCom and the Company since June 1998, particularly the adverse changes that have occurred in the financial condition, results of operations and projections of SolCom, and the Board of Directors of the Company has concluded that the renegotiated reduced level of consideration to be paid by the Company in the Transaction results in a Transaction that is fair, from a financial point of view, to the shareholders of the Company.

         The full text of the written opinion of Van Kasper, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the Fairness Opinion, is attached hereto as Appendix B and incorporated herein by reference. The summary contained herein is qualified in its entirety by reference to the full text of the Fairness Opinion.

         Summary of Methods Utilized. Set forth below is a brief summary of the analyses performed by Van Kasper in conjunction with the delivery of its written Fairness Opinion stating that the Transaction, as structured on June 10, 1998, was fair to the Company and the shareholders of the Company from a financial point of view.

         Comparisons to Selected Publicly Traded Comparable Companies. Van Kasper performed a valuation of SolCom using selected financial ratios and multiples of seven comparable publicly traded companies identified by Van Kasper (consisting of Applied Digital Access, Inc., Concord Communications, Inc., Jyra Research, Inc., Peregrine Systems, Inc., Sync Research, Inc., Visual Networks, Inc., and Wandel & Goltermann Technologies, Inc.). Because most of these companies are not currently profitable, Van Kasper utilized the market value of invested capital (i.e., market capitalization plus interest bearing debt) ("MVIC") as a multiple of revenues for the twelve months ended March 31, 1998 to derive an indicated equity value for SolCom. The range of multiples of MVIC to revenues for the twelve months ended March 31, 1998 was 1.6 to 213.4, with an adjusted average (eliminating the highest and lowest values) of 8.8. On the basis of this average multiple, Van Kasper then calculated an approximate indicated equity value of SolCom on a stand-alone basis of $20.0 million.

         No company used in the above analysis for comparison purposes is identical to SolCom. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather it involves complex considerations and judgments as to the financial and operating characteristics of the companies and other factors that could affect the value of the companies to which SolCom is being compared.

         Discounted Cash Flow Analysis. Van Kasper performed a discounted cash flow analysis of SolCom utilizing the anticipated future cash flow streams that SolCom would produce over the period from June 30, 1998 through March 31, 2001 if SolCom performed in accordance with forecasts provided by the management of SolCom. Van Kasper also estimated a terminal value of

SolCom as of March 31, 2001 by applying multiples ranging from 23.0 to 27.0 times SolCom's projected net income for the fiscal year ending March 31, 2001. Van Kasper based the range of terminal value multiples, in part, on the trading multiples of the publicly traded comparable companies. The cash flow streams and terminal value were discounted to their present value as of June 30, 1998 using a range of discount rates from 23.0% to 27.0%, reflecting different assumptions regarding SolCom's weighted average cost of capital. On the basis of these calculations, Van Kasper determined an approximate indicated equity value of SolCom, on a stand alone basis, of $20.9 million. However, it should be noted that from June 30, 1998 through December 31, 1998, SolCom has performed significantly below the forecasts provided by SolCom's management.

         Van Kasper also performed a discounted cash flow analysis of the post-Transaction combined company utilizing the anticipated future cash flow streams that the combined company would produce over the period from June 30, 1998 through March 31, 2001 if the post- Transaction combined company performed in accordance with forecasts provided by management of the Company. Van Kasper also estimated a terminal value for the post-Transaction combined company as of March 31, 2001 by applying multiples ranging from 23.0 to 27.0 times the post-Transaction combined company's projected net income for the fiscal year ending March 31, 2001. Van Kasper based the range of terminal value multiples, in part, on the trading multiples of the publicly traded comparable companies. The cash flow streams and terminal value were discounted to their present values as of June 30, 1998 using a range of discount rates from 21.0% to 25%, reflecting different assumptions regarding the post-Transaction combined company's weighted average cost of capital. On the basis of these calculations, Van Kasper calculated an approximate indicated equity value for the post-Transaction combined company of $38.4 million and an indicated equity value of the proposed ownership interest in the post-Transaction combined company to be held by the shareholders of the Company following the Transaction of $21.3 million. However, it should be noted that from June 30, 1998 through December 31, 1998, SolCom has performed significantly below the forecasts provided by SolCom's management.

         Comparable Merger and Acquisition Transaction Analysis. Van Kasper researched a variety of merger and acquisition transaction data sources, including on-line databases, public filings, press releases and newspapers for the time period from January 1, 1996 to the date of its analysis. Van Kasper located 305 potentially comparable merger and acquisition transactions, however, only 18 such transactions disclosed sufficient details to draw conclusions regarding valuation. Upon further examination, an additional 14 transactions were eliminated for a variety of reasons including differences in transaction size, incompatible underlying deal structures or lack of data. Van Kasper utilized the remaining four transactions (consisting of Visual Networks, Inc./Net2Net Corporation, Network General Corporation/Cinco Networks, Inc., 3Com Corporation/Axon Networks, Inc., and Bay Networks, Inc./Armon Networking Ltd.) to derive a valuation of SolCom utilizing the multiple of total deal value to latest twelve months revenues. The range of multiples of total deal value to latest twelve months revenues were 6.9 to 13.0, with an average of 8.6. On the basis of this average multiple, Van Kasper then calculated an approximate indicated equity value of $19.8 million.

         The summary set forth above describes the material analyses performed by Van Kasper and does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the evaluation of fairness of the Transaction, from a financial point of view, as of the date of the opinion was to some extent a subjective one based on the experience and judgment of Van Kasper, and not merely the result of mathematical analysis of the financial data. Therefore, notwithstanding the separate factors summarized above, Van Kasper believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses by which Van Kasper reached its opinion.

         In performing its analyses, Van Kasper made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, in addition to the financial assumptions described above. The analyses performed by Van Kasper are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Van Kasper's analysis of the Transaction. The analyses do not purport to be appraisals or to reflect the prices at which a company might be sold or the prices at which any securities of the Company or the post-Transaction combined company may trade at any time in the future. Furthermore, Van Kasper may have given certain analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Van Kasper's view of the actual value of the Company, SolCom, or the post-Transaction combined company.

         Method of Selection. The Board of Directors of the Company retained Van Kasper to act as its financial advisor based upon its qualifications, experience and expertise. Van Kasper, as part of its investment banking business, is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.

         Relationship/Compensation. The Company paid Van Kasper a fee of $80,000 in connection with the rendering of the opinion and has agreed to pay approximately $21,500 in expenses thereof. Van Kasper is a private investment bank with no affiliations with the Company, SolCom or the Sellers. The Company has had no material relationship with Van Kasper within the last two years and has no present intention to retain Van Kasper in connection with any future services.

         Management of the Company determined the amount of consideration to be paid to the Sellers (as hereinafter defined) without any recommendation from Van Kasper.

         In no event did the Company instruct Van Kasper with respect to the methodologies or conclusions reached in connection with the Fairness Opinion or impose any limitations on Van Kasper in respect thereof.

                            THE PROPOSED TRANSACTION

         General. The Company has agreed to purchase all of the outstanding share capital of SolCom (the "Shares") pursuant to that certain share purchase agreement dated as of August 17, 1998, as amended on December 23, 1998, entered into by and among the Company, SolCom, each of the Sellers (as defined below) and certain representatives of the Sellers (the "Share Purchase Agreement"), the full text of which, together with all exhibits thereto, is annexed hereto as Appendix A, after which SolCom will be a wholly-owned subsidiary of the Company. In consideration of the sale and transfer of the Shares from the SolCom shareholders (the "Sellers") to the Company, the Company shall issue to the Sellers shares of Common Stock and options to purchase shares of Common Stock aggregating up to 2,700,000. It is currently estimated that the Company will issue approximately 2,200,000 shares of Common Stock and grant approximately 500,000 options to purchase shares of Common Stock. In addition, the Company will issue up to 300,000 performance-based options to purchase shares of Common Stock. The final share/option breakdown shall be determined in accordance with certain formulas set forth in greater detail below. See "Share Purchase Agreement-Share Purchase."

         The discussion in this Information Statement of the Transaction and the description of the principal terms thereof are subject to and qualified in their entirety by reference to the Share Purchase Agreement, which is incorporated herein by reference. Shareholders are urged to read the Share Purchase Agreement in its entirety.

         Approval by the Board of Directors. The Board of Directors of the Company believes that the Transaction is in the best interests of the Company and the Shareholders and has unanimously approved the Transaction.

         Approval by the Shareholders. Holders of a majority of the shares of Common Stock of the Company have approved the Transaction pursuant to the Written Consents.

         Management of the Business Following the Proposed Transaction. Effective as of the Closing (as such term is defined in the Share Purchase Agreement), the Company's Board of Directors shall consist of six (6) members, four (4) of whom currently constitute the Board (and who will remain as members thereof) and the remaining two (2) of whom shall constitute representatives of SolCom or its nominees. In addition, the officers of the Company as of the Closing shall consist of the present officers of the Company, namely, Stephen B. Gray, President, Chief Executive Officer and Chief Operating Officer, Michael Radomsky, Executive Vice President and a Secretary, John F. McTigue, Chief Financial Officer and Treasurer, and Robert M. Groll, Vice President-Business Development, as well as, from SolCom, Peter Wilson, Executive Vice President-Marketing and Hugh Evans-Executive Vice President-Development.

         Dissenters' Rights of Appraisal. In accordance with the applicable provisions of the New Jersey Business Corporation Act (the "NJBCA"), any Shareholder who has not executed the Written Consent shall have the right to dissent therefrom and demand payment of the fair value of shares of Common Stock owned by such Shareholder by delivering a notice to the Company at 21 Meridian Avenue, Edison, New Jersey 08820, Attention: John F. McTigue, Chief Financial

Officer (tel. 732-494-4440), of the Shareholder's intention to so dissent within twenty (20) days of the date of the notice from the Company to all non-consenting Shareholders delivered simultaneously with the mailing of this Information Statement informing each such Shareholder of the right to dissent.
Section 14A:11-1 of the NJBCA sets forth the rights of Shareholders who object to the Transaction or the Reincorporation. Any Shareholder who does not vote in favor of the Transaction or the Reincorporation, or who duly revokes his vote in favor of the same, may, if the Transaction and/or Reincorporation are consummated, obtain payment in cash of the fair value of his shares by strictly complying with the requirements of Chapter 11 of the NJBCA. The Company, within 20 days after the date on which the Transaction and Reincorporation take effect, shall give written notice of the effective date thereof, by certified mail to each Shareholder that has filed a written notice of dissent and not voted to approve the same. Within 20 days after the mailing of such notice, any Shareholder may make written demand on the Company for the payment of the fair value of such Shareholder's shares. Not later than 20 days after demanding payment for the shares of Common Stock held by such Shareholder, the Shareholder shall submit the certificate or certificates representing such shares of Common Stock to the Company. The Company shall note that such demand has been made on the certificate or certificates and return such certificate or certificates to the Shareholder. Not later than 10 days after the expiration of the period in which Shareholders may make written demand to be paid the fair value for their shares of Common Stock, the Company shall mail to any Shareholders making a written demand the balance sheet of the Company, as of the latest available date which shall not be earlier than 12 months prior to the making of the demand and a profit and loss statement for not less than a 12- month period ended on the date of such balance sheet. The fair market value of any shares of Common Stock to which dissenters' rights are exercised shall be the fair market value of such Common Stock as of the Closing. Reference is made to Sections 14A:11-1 and 14A:11-2 of the NJBCA, the full texts of which are annexed hereto as Appendix H.

         Effect on Shareholders. Following the consummation of the Transaction, the number of issued and outstanding shares of Common Stock of the Company will increase by an amount equal to the number of MicroFrame Shares (as hereinafter defined) issued to the Sellers pursuant thereto. Shareholders of the Company will continue to have the same voting, dividend and liquidation rights in the Company after the Transaction. However, Shareholders of the Company will experience immediate and substantial dilution following the consummation of the Transaction with respect to percentage ownership and voting power of the Company's issued and outstanding Common Stock of between approximately 39.6%
(assuming 2,200,000 shares of Common Stock are issued) and 48.6% (assuming 2,700,000 shares of Common Stock are issued).

         Accounting Treatment of Transaction. The Transaction will be accounted for by the Company under the "purchase method" of accounting in accordance with generally accepted accounting principles. Accordingly, the aggregate consideration paid by the Company in connection with the Transaction will be allocated to SolCom's assets based upon their fair values, and the results of operations of SolCom will be included in the results of operations of the Company only for periods subsequent to the Closing.

         Resale Restrictions. All shares of Common Stock received by Sellers will be unregistered restricted securities under the Securities Act of 1933, as amended (the "Act") and Regulation S promulgated thereunder. Sellers will be permitted to sell certain shares held by them in accordance with Regulation S and Rule 144 promulgated under the Act. In general, Regulation S prohibits resales of securities sold pursuant thereto in the United States for a period of one (1) year, after which such "restricted securities" may be sold in reliance on Rule 144. Rule 144 as currently in effect provides that an "affiliate" of the Company (as defined in Rule 144) or a person who has beneficially owned restricted securities (as defined in Rule 144) for at least one (1) year is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. Persons who are not deemed affiliates of the Company and who have beneficially owned restricted securities for at least two (2) years are entitled to sell all of the shares of Common Stock owned by them without regard to the volume limitation, manner-of-sale, notice or current public information requirements.

         Share Purchase Agreement.

         Share Purchase. The Company shall purchase all of the outstanding Shares pursuant to the Share Purchase Agreement, after which SolCom will be a wholly-owned subsidiary of the Company. In consideration of the sale and transfer of the Shares from the SolCom shareholders (the "Sellers") to the Company, the Company shall issue to the Sellers an aggregate of up to 2,700,000 shares of Common Stock and options to purchase shares of Common Stock in accordance with the following formula:

                  (i) that number of shares of Common Stock (the "MicroFrame Shares"), in proportion to each Seller's share ownership in SolCom, in accordance with the following formula:

                  a                 x       2,700,000
                  ---------
                  a + b + c

         where 'a' equals the number of Shares held by Sellers as of the Closing; 'b' equals the number of ordinary shares of 1 pence each in the capital of SolCom as of the Closing subject to options to subscribe therefor; and 'c' equals the number of Third Party Shares (as such term is defined in the Share Purchase Agreement) as of the Closing; and

         (ii) that number of options to purchase shares of Common Stock equal to
         (x) the total number of options to purchase shares of capital stock of SolCom as of the Closing divided by (y) the Conversion Factor. The Conversion Factor is determined in accordance with the following formula:

                  a + b
                  ---------
                  2,700,000
         where 'a' equals the number of Shares held by Sellers as of the Closing; and 'b' equals the number of ordinary shares of 1 pence each in the capital of SolCom as of the Closing subject to options to subscribe therefor.

         It should be noted that the greater the number of shares of Common Stock issued pursuant to the Share Purchase Agreement, the greater the dilutive effect upon the Shareholders.

         Performance-Based Stock Options. In addition to the 2,700,000 shares of Common Stock and options therefor, the Company has agreed to grant 300,000 performance-based options upon the Closing to certain key management members of SolCom, 150,000 of which will vest if the newly-combined entity achieves revenues of at least $30 million in fiscal year 2000 and the remaining 150,000 of which will vest if the newly-combined entity achieves revenues of $60 million in fiscal year 2001. In the event that such targets are not reached, the options will not vest and will expire.

         Escrow. Approximately fifty (50%) percent of the MicroFrame Shares to be issued will be held in escrow for a period of one year for the purpose of permitting the Company to set off against any liabilities incurred by the Company in the event of breaches of representations and warranties or covenants by the Sellers or SolCom pursuant to an escrow agreement to be entered into by and among the Company, certain Sellers, the Sellers' Representatives (as such term is defined in the Share Purchase Agreement) and Dundas & Wilson CS, a Scottish law firm, as escrow agent.

         Exchange of Certificates. Upon the execution of the Share Purchase Agreement, there were delivered to a representative of the Sellers (the "Sellers' Representative") certificates representing all of the outstanding Shares together with duly executed share transfers to be held in custody by the Sellers' Representative until the Closing, at which time the Sellers' Representative shall deliver the Shares and transfers to the Company. At the Closing, the Company will deliver the MicroFrame Shares to the Sellers' Representative.

         Representations and Warranties. The Sellers have made certain representations and warranties to the Company, including without limitation, existence and qualification, capitalization, options, consents, material contracts, financial statements, absence of undisclosed liabilities, tangible and intangible property, title to assets, debt, absence of certain changes, litigation, insurance, employee benefit plans, environmental matters, real property, taxation, compliance with laws and permits, conflicts, suppliers and customers, labor matters, bank accounts, creditors, officers, directors and key employees, insolvency, computer systems and subsidiaries. The Company has made certain representations and warranties to the Sellers, including without limitation, existence and qualification, capitalization, authority, enforceability, consents and approvals, public filings, the MicroFrame Shares and NASDAQ.

         Covenants. The Sellers have made certain covenants to the Company, including without limitation, conduct and preservation of business, insurance, litigation, repayment of debts, notification of certain damage or destruction, indemnification of brokerage, taxes, standstill, exclusivity and technology. The Company has made certain covenants to the Sellers, including without limitation, conduct and preservation of business, insurance, litigation, notification of certain damage or destruction, indemnification of brokerage, NASDAQ Listing, employee options, filings and registration rights.

         Management after the Transaction. Effective at the Closing, SolCom will become a wholly-owned subsidiary of the Company. The directors of the Company shall be Stephen B. Gray, Stephen M. Deixler, Michael Radomsky, Alexander C. Stark (each of whom is currently a director of the Company), and two (2) nominees of SolCom. In addition, the officers of the Company as of the Closing shall consist of the present officers of the Company, namely, Stephen B. Gray, President, Chief Executive Officer and Chief Operating Officer, Michael Radomsky, Executive Vice President and a Secretary, John F. McTigue, Chief Financial Officer and Treasurer, and Robert M. Groll, Vice President-Business Development, as well as, from SolCom, Peter Wilson, Executive Vice President-Marketing and Hugh Evans-Executive Vice President- Development.

         Conditions to the Transaction. The respective obligations of the Company and SolCom to consummate the Transaction are subject to the fulfillment of certain conditions, including without limitation, filing with the Securities and Exchange Commission (the "Commission") of this Information Statement in definitive form, execution and delivery of certain ancillary agreements, delivery of certain financial statements and opinions of counsel, approval of a majority of the Shareholders, regulatory approvals, exemption from registration under the Act for the issuance of the MicroFrame Shares, and clearance from the Inland Revenue of the United Kingdom. The Share Purchase Agreement contains no condition of closing with respect to fluctuations in the price of the Common Stock; accordingly, no party may terminate the Share Purchase Agreement or their respective obligations contained therein as a result of any such fluctuations.

         Termination. The Share Purchase Agreement may be terminated upon certain events, as follows: (i) written consent of the Buyer and the Sellers or Sellers' Representatives, (ii) the failure of the Closing to occur before June 30, 1999 or (iii) the failure to satisfy any of the closing conditions set forth in Sections 8 and 9 of the Share Purchase Agreement without waiver thereof prior to June 30, 1999. Upon termination of the Share Purchase Agreement, all obligations of all parties terminate, except those relating to non-solicitation, confidentiality and public announcements.

         Ancillary Agreements. Consummation of the Transaction is conditioned upon the execution and delivery at the Closing of certain ancillary agreements, including, among others, (i) an escrow agreement by and among Buyer, certain Sellers, the Sellers' Representatives, and Dundas & Wilson, as escrow agent,
(ii) employment agreement amendments by and among Buyer and each of Peter Wilson, Hugh Evans, Keith Laing, Robert Struthers and Stephen Connelly, (iii) a registration rights agreement by and among Buyer and the Sellers, (iv) certain opinions of counsel, (v) stock option contracts with respect to employees of SolCom and (vi) a representation letter of Francis DeLaura.

         Employment Agreement Amendment of Peter Wilson. Effective as of the Closing, the Company, SolCom and Peter Wilson shall enter into an amendment to that certain Employment Agreement by and among SolCom and Mr. Wilson dated March 17, 1993, as amended on June 28, 1996, which shall, among other things, (i) increase his annual salary to (pound)70,000 per year with a provision for annual salary increases, (ii) grant 50,000 options to purchase Common Stock, (iii) provide an automobile allowance of (pound)5,000 per year and (iv) impose a one-year covenant not to compete.

         Employment Agreement Amendment of Hugh Evans. Effective as of the Closing, the Company, SolCom and Hugh Evans shall enter into an amendment to that certain Employment Agreement by and among SolCom and Mr. Evans dated March 17, 1993, as amended on June 28, 1996, which shall, among other things, (i) increase his annual salary to (pound)70,000 per year with a provision for annual salary increases, (ii) grant 50,000 options to purchase Common Stock, (iii) provide an automobile allowance of (pound)5,000 per year and (iv) impose a one-year covenant not to compete.

         Employment Agreement Amendment of Keith Laing. Effective as of the Closing, the Company, SolCom and Keith Laing shall enter into an amendment to that certain Employment Agreement by and among SolCom and Mr. Laing dated September 26, 1995, which shall, among other things, (i) increase his annual salary to (pound)55,000 per year, (ii) grant 7,500 options to purchase Common Stock and (iii) impose a three-month covenant not to compete.

         Employment Agreement Amendment of Robert Struthers. Effective as of the Closing, the Company, SolCom and Robert Struthers shall enter into an amendment to that certain Employment Agreement by and among SolCom and Mr. Struthers dated February 21, 1995, which shall, among other things, (i) increase his annual salary to (pound)43,000 per year, (ii) grant 7,500 options to purchase Common Stock and (iii) impose a three-month covenant not to compete.

         Employment Agreement Amendment of Stephen Connelly. Effective as of the Closing, the Company, SolCom and Stephen Connelly shall enter into an amendment to that certain Employment Agreement by and among SolCom and Mr. Connelly dated February 21, 1995, which shall, among other things, (i) increase his annual salary to (pound)33,000 per year, (ii) grant 7,500 options to purchase Common Stock and (iii) impose a three-month covenant not to compete.

         Registration Rights Agreement. Effective as of the Closing, the Company will enter into a registration rights agreement with the SolCom shareholders which shall entitle each such shareholder, for a period of one year from the Closing, to (i) "piggyback" registration rights in the event that the Company registers any Common Stock and (ii) certain limited "demand" registration rights in the event the Company breaches certain covenants contained therein relating to the availability of Rule 144 promulgated under the Act.

         Stock Option Contracts. Effective as of the Closing and pursuant to the Sub-Plan, the Company shall grant stock options to certain employees of SolCom who currently hold options to purchase shares in SolCom (the "Original Options") evidencing the grant of options to purchase approximately 500,000 shares of Common Stock (the "Employee Options"). The Employee Options shall contain terms substantially similar to the Original Options, including without limitation, exercise price (fair market value) and vesting period (between approximately 5 and 7 years from the Closing) thereof.

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS


Unaudited Pro Forma Consolidated Balance Sheet
MicroFrame, Inc.-As of December 31, 1998
SolCom Systems Ltd..-As of December 31, 1998

The following unaudited pro forma consolidated balance sheet and statements of operations give effect to the share purchase as if it had occurred on December 31, 1998 for balance sheet purposes and April 1, 1997 for statement of operations purposes, and should be read in conjunction with the consolidated financial statements of MicroFrame and SolCom for the relevant period and the related notes thereto included, or incorporated by reference, elsewhere herein.



                                                         MicroFrame      SolCom     Pro Forma Adjustment       Pro Forma
                      ASSETS


Current assets
   Cash and cash equivalents                        $      345,892        135,300                           $     481,192
   Accounts receivable, less allowance for doubtful
      accounts of $95,249                                2,823,565        610,500                               3,434,065
   Inventory, net                                        2,036,567        358,050                               2,394,617
   Deferred tax assets                                     337,512                                                337,512
   Prepaid expenses and other current assets               461,557        207,900                                 669,457
                                                      -------------------------------------------------------------------
      Total current assets                               6,005,093      1,311,750                               7,316,843

Property and equipment, less accumulated depreciation of
   $585,015 and $971,903                                   693,423        234,300                                 927,723
Capitalized software, less accumulated amortization of
   $1,309,856 and $1,054,827                             1,426,567                     3,855,000(Note 2)        5,281,567
Goodwill, less accumulated amortization of $33,555 and
   $26,130                                                  68,055                       931,636(Note 2)          999,691
Other intangible assets                                                                  250,000(Note 2)          250,000
Security deposits                                           39,798                                                 39,798
Other assets                                             1,026,064                    (1,026,064)(Note 2)               0
                                                      -------------------------------------------------------------------
      Total assets                                 $     9,259,000      1,546,050      4,010,572            $  14,815,622
                                                      ===================================================================

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Bank borrowings                                 $     1,100,428         66,000                           $   1,166,428
   Accounts payable                                      1,694,260      1,009,800        950,000 (Note2)        3,654,060
   Accrued payroll and related liabilities                 212,348                                                212,348
   Deferred income                                          95,673                                                 95,673
   Other current liabilities                               337,697        994,950        267,400 (Note2)        1,600,047
                                                      -------------------------------------------------------------------
      Total current liabilities                          3,440,406      2,070,750      1,217,400                6,728,556
                                                      -------------------------------------------------------------------


Deferred tax liabilities, net                               48,808                                                 48,888
Long-Term debt                                             500,000                                                500,000
Other liabilities                                                          85,800                                  85,800
Commitments and contingencies

Stockholders' equity

   Common stock                                              6,652        701,852      (699,652) (Note 2)           8,852
   Preferred stock - par value $10 per share; authorized
      200,000 shares, none issued
   Additional paid-in capital                            7,366,221      1,449,588     4,524,997 (Note 2)       13,340,806
   Accumulated deficit                                  (1,886,534)    (2,763,639)   (1,030,474)(Note 2)       (5,680,647)
   Accumulated comprehensive income                         (9,434)         1,699        (1,699)                   (9,434)
                                                      -------------------------------------------------------------------

   Less - Treasury stock, 62,031 shares, at cost          (207,199)                                              (207,199)
                                                      -------------------------------------------------------------------
      Total stockholders' equity                         5,269,706       (610,500)     2,793,172                7,452,378
                                                      -------------------------------------------------------------------
      Total liabilities and stockholders' equity   $     9,259,000      1,546,050      4,010,572            $  14,815,622
                                                      ===================================================================

Unaudited Pro Forma Consolidated Statement of Operations
MicroFrame, Inc.-Nine Months Ended December 31, 1998
SolCom Systems, Ltd.-Nine Months Ended December 31, 1998




                                                 MicroFrame              SolCom         Pro Forma Adjustment           Pro Forma

Net Sales                                     $   9,451,604    $       2,314,950     $   (350,000) (Note4)       $     11,416,554

Cost of sales                                     3,436,590              277,200                                        3,713,790
                                              -------------        -------------        -----------------         ---------------

Gross margin                                      6,015,014            2,037,750                 (350,000)              7,702,764

   Research and Development expenses              1,285,809              562,650          350,000 (Note 4)              2,198,459

                                                                                                                        5,545,647

   Selling, general and administrative
   expenses                                       3,671,247            1,874,400

   Depreciation and amortization                    454,418              186,450         1,229,364(Note 3)              1,870,232
                                              -------------        -------------        -----------------         ---------------

Income (loss) from operations                       603,540             (585,750)              (1,929,364)             (1,911,574)

Interest income                                       5,139                1,656                                            6,795

Interest expense                                   (55,725)              (34,650)                                         (90,375)
                                              -------------        -------------        -----------------         ---------------

Income (loss) before income tax provision           552,954             (618,744)              (1,929,364)             (1,995,154)
(benefit)
                                              -------------        -------------        -----------------         ---------------

Income tax provision (benefit)                      207,850                    0                 (241,452)                (33,602)
                                              -------------        -------------        -----------------         ---------------

Net income (loss)                             $     345,104      $      (618,744)      $       (1,687,912)       $     (1,961,552)
                                              =============        =============        =================         ===============
Per share data (Note 5)

   Net income (loss) per share

Basic                                         $        0.06                                                      $         (0.26)

Diluted                                       $        0.05                                                      $         (0.26)

   Weighted average number of common              5,490,922                                                             7,690,922
     shares outstanding basic

   Weighted average number of common              6,455,398                                                             7,690,922
     shares outstanding diluted




Unaudited Pro Forma Consolidated Statement of Operations
MicroFrame, Inc.-Year ended March 31, 1998
SolCom Systems Ltd..-Year ended March 31, 1998



                                                                         SolCom
                                                     MicroFrame         (Note 6)      Pro Forma Adjustments        Pro Forma

Net sales                                        $     10,217,911   $    2,168,313   $                   $         12,386,224
Cost of sales                                           4,285,134          456,225                                  4,741,359
                                                   --------------      -----------    -------------------    ----------------
Gross Margin                                            5,932,777        1,712,088                                  7,644,865
      Research and development expenses                 1,117,151          562,401                                  1,679,552
      Selling, general and administrative expenses      3,933,783        2,002,727                                  5,936,510
      Depreciation and amortization                       485,738           76,000       1,889,153(Note 3)          2,450,891
                                                   --------------      -----------    -------------------    ----------------
Income (loss) from operations                             396,105         (929,040)            (1,889,153)         (2,422,088)
Interest income                                            14,888            1,659                                     16,547
Interest expense                                           (4,344)         (43,134)                                   (47,478)
                                                   --------------      -----------    -------------------    ----------------
Income (loss) before income tax provision (benefit)       406,649         (970,515)            (1,889,153)         (2,453,019)
Income tax provision (benefit)                           (304,661)                               (433,333)           (737,994)
                                                   --------------      -----------    -------------------    ----------------
Net income (loss)                              $          711,310  $      (970,515)  $         (1,455,820$         (1,715,025)
                                                   ==============      ===========    ===================    ================
Per  share data (Note 5)
   Net income (loss) per share
Basic                                          $             0.15                                        $              (0.24)
                                                   --------------                                            ----------------
Diluted                                        $             0.14                                        $              (0.24)
                                                   --------------                                            ----------------

   Weighted average number of common shares
   outstanding basic                                    4,840,357                                                   7,040,357
                                                   --------------                                            ----------------

   Weighted average number of common shares
   outstanding diluted                                  5,195,357                                                   7,040,357
                                                   --------------                                            ----------------

MicroFrame, Inc.
SolCom Systems, Ltd.
Notes to Unaudited Pro Forma Combined Financial Statements

1        Basis of Presentation
         MicroFrame and SolCom entered into a definitive agreement that provides for the purchase of all outstanding share capital of SolCom by MicroFrame. The transaction will be accounted for by the "purchase" method of accounting with MicroFrame as the purchaser of SolCom.

2        Application of Purchase of SolCom

         The revised purchase agreement specifies that MicroFrame will acquire all of the outstanding shares of SolCom in exchange for a maximum of 3,000,000 MicroFrame equity units, 2,700,000 of which will be comprised of common shares and stock options subject to a formula contained in the Revised Purchase Agreement. Included in the 3,000,000 equity units is a grant of 300,000 performance-based options that will occur at consummation to certain key management members of SolCom, 150,000 of which will vest if the newly-combined entity achieves revenues of at least $30 million in fiscal year 2000 and the remaining 150,000 of which will vest if the newly-combined entity achieves revenues of $60 million in fiscal year 2001.

         The following tables detail the estimated purchase price calculation and the estimated purchase price allocation that was utilized in the pro forma financial statements:


               Calculation of Purchase Price
Number of shares to be issued by MicroFrame                     2,200,000
Average stock price for three days before and after
 November 27, 1998                                                   2.46           $5,401,786

Number of options to be issued in the Transaction                 500,000
Estimate fair value using Black Scholes model                        1.15              575,000
                                                                                   -----------
Total value of equity consideration                                                $ 5,976,786
Estimated transaction costs of MicroFrame                                            1,000,000
Assumption of additional SolCom debt                                                   950,000
SolCom deficit at September 30, 1998                                                   609,850

                                                                                     ---------
Total Consideration                                                                $ 8,536,636
                                                                                     =========
                    Purchase Price Allocation

Existing and core technology products                         $ 3,855,000
Covenant not to compete                                           250,000
In-process research and development                             3,500,000
Goodwill                                                          931,636
                                                               ----------
Total Purchase Price                                         $  8,536,636
                                                               ==========

         For purposes of the pro forma financials, the Company has split the equity units into the following classes of equity to determine the consideration in the transaction:

         o 2,200,000 common shares
         o 500,000 stock options
         o 300,000 performance-based options

         The Company has  utilized an average  stock price for a short period (3 days)prior to and after the announcement of the newly negotiated terms to the public that occurred on November 27, 1998. The average, as computed, is $2.46 per share. This average was applied to the 2,200,000 common shares to arrive at the applicable value for consideration exchanged. In addition, the Company has estimated the value of the 500,000 stock options using a Black Scales option valuation model. The estimated value per option was $1.15. The assumption utilized in the model include an expected validity of 80%; a dividend yield of 0, a risk free interest rate of 5.33% and an expected option term of 5 years. The Company has not included the value of the 300,000 performance-based options in its consideration, as the options are contingent upon the realization of the future revenues as noted above. If the contingency is resolved, additional purchase price consideration will be recorded at that time.

         The consideration will be adjusted at consummation as the composition of shares and options will then be known. However, the Company believes that the consideration utilized in the calculations underlying the pro forma financial statements will not change materially.

         In addition to the consideration noted above, the Company has estimated that transaction costs will be $1,000,000. The costs are primarily comprised of professional fees and other incremental costs directly related to the transaction. The Company had incurred $1,026,064 of costs directly related to the transaction as of December 31, 1998. This amount has been reclassed in the pro forma adjustment column to become part of the estimated purchase price allocation. Additionally, the Company will assume approximately $950,000 of liabilities related to SolCom in connection with the transaction. These amounts are not recorded on SolCom's historical balance sheet as of December 31, 1998 and have been reflected as additional purchase price.

         The preliminary purchase price allocation results in a value for existing and core technology of $3,855,000, which has been classified as capitalized software, covenants not to compete of $250,000, and IPR&D of $3,490,177. These estimates will be refined upon the final purchase price allocation. Management believes that these are reasonable estimates for pro forma purposes, as it knows of no events that would currently cause a material change to preliminary estimates.

         In-process research and development, which is not expected to have reached technological feasibility by the consummation date of the Transaction and which will have no alternative future use, includes certain of the research and development projects currently underway at SolCom. The projects fall into two broad categories: "NetworX" products and Application Specific Integrated Circuit ("ASIC") products. "Modular" and "Sentinel III" products, although categorized and valued separately due to the nature of the lifecycle and expense assumptions, falls under the NetworX technology as defined. NetworX products will allow network managers to evaluate and control all aspects of their networks. The ASIC projects underway are likely to create products where all the application hardware and software necessary to carry out specific tasks will be resident on a single computer chip. The chips will have substantial increases in processing speed and a lower cost to the consumer. This will lead to increased benefits to the SolCom product set.

         As stated above, none of these projects has met technological feasibility. If, as a result of the uncertainties surrounding the successful completion of these projects, the Company is unable to establish technological feasibility and is unable to produce a commercially viable product, then the anticipated incremental future cash flows attributable to expected sales and profits from the NetworX and ASIC products will not be realized. This could have a material adverse effect on the combined Company's future financial position, results of operations and cash flows.

         The Company does believe, however, that it will be able to complete these projects and produce commercially viable products using the new NetworX and ASIC technologies that are currently being developed.

3        Pro Forma Statement of Operations

         The statement of operations for the year ended March 31, 1998 reflects pro forma adjustments for the annual amortization of existing technology, covenants not to compete and goodwill. Based on the estimated lives of the technology that is being acquired, the Company has assigned a three-year life to these assets and to the goodwill for amortization purposes. The covenants not to compete will be amortized over one year, the contractual life of the restriction. Amortization expense was $833,333, $250,000 and $805,820, respectively for the capitalized software, the covenant not to compete, and the goodwill for the year ended March 31, 1998. The statement of operations for the nine months ended December 31, 1998 reflects pro forma adjustments for 9/12ths amortization of existing technology and goodwill of $624,999and $604,365, respectively.

4        Inter-Company Transactions

         All inter-company transactions between MicroFrame and SolCom during the periods presented have been properly eliminated.

5        Weighted Average Shares and Earnings Per Share

         The weighted average shares outstanding has been adjusted to reflect the issuance of 2,200,000 shares of MicroFrame's common stock. The 500,000 options to purchase MicroFrame's common stock as a result of this transaction have not been included, as to include such shares would be anti-dilutive. All of the 2,200,000 shares have been reflected as outstanding despite the transaction provision that stipulates that 50% of the shares are to be held in escrow for up to one year after consummation, as the Company believes beyond any reasonable doubt that the shares will be issued.

6        Foreign Currency Translation

         The financial statements of SolCom were prepared in local currency (British pounds sterling) and translated into U.S. dollars based on the current exchange rate at the end of the period (December 31, 1998) for the balance sheet and weighted average rate for the periods presented on the statements of operations (nine months ended December 31, 1998 and the year ended March 31, 1998).

                                  RISK FACTORS

                 Risks Relating to an Investment in the Company

         References to the "Company" include the Company and SolCom as the post-Closing combined entity, except where otherwise indicated or appropriate within the context thereof.

         Competition. The market for network management and remote maintenance and security products for mission critical voice and data communications networks is highly competitive. There can be no assurance that the proprietary technology which forms the basis for most of the Company's family of modular standards oriented hardware and software components will continue to enjoy market acceptance or that the Company will be able to compete successfully on an on-going basis. The Company believes that the principal factors affecting competition in the network management business are: (1) the products' ability to meet a multiplicity of network management and security requirements; (2) the products' ability to conform to the network topologies and/or computer systems;
(3) the products' ability to avoid technological obsolescence; (4) the willingness and the ability of a vendor to support customization, training and installation; and (5) the price. Although the Company believes that its present products and services are competitive, the Company competes with a number of large computer, electronics and telecommunications manufacturers which have financial, research and development, marketing and technical resources substantially greater than those of the Company, including without limitation, Net Scout Inc., Hewlett- Packard, Inc., 3Com Corp., Technically Elite, Inc., Bay Networks Inc., Shomiti Systems Inc., Visual Networks, Inc., Concord Communications, Inc. and Sync Research, Inc. Such companies may succeed in producing and distributing competitive products more effectively than the Company can produce and distribute its products, and may also develop new products which compete effectively with those of the Company.

         Limited Protection From Duplication of Proprietary Products. The Company holds no patents on any of its technology. Although it does license some of its technology from third parties, it does not consider any of these licenses to be material to the Company's operations.

         The Company has made a consistent effort to minimize the ability of competitors to duplicate the Company's software technology utilized in its products. However, there remains the possibility of duplication of the Company's products, and competing products have already been introduced.

         No Dividends. The Company has not paid any cash dividends on its Common Stock. The Company presently intends to retain all earnings to finance its operations and, therefore, does not presently anticipate paying any cash dividends in the foreseeable future.

         Possible Volatility of Market Price of the Company's Securities. Because of the nature of the industry in which the Company operates, the market price of the Company's securities is highly volatile. Factors such as announcements by the Company or others of technological innovations, new commercial products, regulatory approvals or proprietary rights developments, and competitive developments all may have a significant impact on the future business prospects of the Company and the market price of the Company's securities.

         Rapid Industry Change and Technological Change. The Company's success will depend on the continued and expanded use of its existing products and services and its ability to develop new products and services or adapt existing products and services to keep pace with change in the communications industry. There can be no assurance that the Company will be successful in modifying or developing its existing or future products in a timely manner or at all. If the Company is unable, due to resource, technological or other constraints, to adequately anticipate or respond to changing market, customer or technological requirements, the Company's business, financial condition and results of operations will be materially adversely affected. Further, there can be no assurance that products or services developed by others will not render the Company's products and services non-competitive or obsolete.

         Technological Factors; Uncertainty of Product Development; Unproven Technology. The Company's products are currently being utilized by a limited number of customers and there can be no assurance that they will prove to be sufficiently reliable in widespread commercial use. It is common for hardware and software as complex and sophisticated as that incorporated in the Company's products to experience errors or "bugs" both during development and subsequent to commercial introduction. There can be no assurance that any errors in the Company's existing or future products will be identified, or if identified, corrected. Any such errors could delay commercial introduction of new products and require modifications in products that have already been installed. Remedying such errors has been and may continue to be costly and time consuming. Delays in remedying any such errors could materially adversely affect the Company's competitive position with respect to existing or new technologies and products offered by its competitors.

         Dependence on Key Personnel. The Company's success depends in large part on the continued services of its key management, sales, engineering, research and development and operational personnel and on its ability to continue to attract, motivate and retain highly qualified employees and independent contractors in those areas. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting, motivating and retaining key personnel. The inability to hire and retain qualified personnel or the loss of the services of key personnel could have a material adverse effect upon the Company's business, condition and results of operations. Currently, the Company maintains no "key man" insurance policies with respect to any employees of the Company.

         Potential Fluctuations in Quarterly Performance. The Company has experienced fluctuations in its quarterly operating results and anticipates that such fluctuations will continue and could intensify. The Company's quarterly operating results may vary significantly depending on a number of factors, including the timing of the introduction or acceptance of new products and services offered by the Company, changes in the mix of products and services provided by the Company, long sales cycles, changes in regulations affecting the Company's business, changes in the Company's operating expenses, uneven revenue streams, and general economic conditions. Revenue recognition for the Company's products is based upon various performance criteria and varies from customer to customer and product to product. There can be no assurance that the Company's levels of profitability will not vary significantly among quarterly periods or that in future quarterly periods the Company's results of operations will not be below prior results or the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially adversely affected.

         Potential Negative Financial Impact of In-Process Research & Development. The Company's in-process research and development products have not yet met technological feasibility. If, as a result of the uncertainties surrounding the successful completion of these projects, the Company is unable to establish technological feasibility and is unable to produce a commercially viable product, the anticipated incremental future cash flows attributable to expected sales and profits from the NetworX and ASIC products will not be realized. This could have a material adverse effect on the Company's future financial position, results of operations and cash flows.

         Possible Need for Additional Financing. In the event of unanticipated technical or other problems, the Company may be required to seek additional financing. There can be no assurance that additional financing will be available on acceptable terms or at all.

         Government Regulation and Legal Uncertainties. Due to the sophistication of the technology employed in the Company's devices, export of the Company's products is subject to governmental regulation. As required by law or demanded by customer contract, the Company routinely obtains approval of its products by Underwriters' Laboratories. Additionally, because many of the Company's products interface with telecommunications networks, its products are subject to several key Federal Communications Commission ("FCC") rules and thus FCC approval is necessary as well.

         Part 68 of the FCC rules contains the majority of the technical requirements with which telephone systems must comply to qualify for FCC registration for interconnection to the public telephone network. Part 68 registration represents a determination by the FCC that telecommunication equipment interfacing with the public telephone network complies with certain interference parameters and the Company intends to apply for FCC Part 68 registration for all of its new and future products.

         Part 15 of the FCC rules requires equipment classified as containing a Class A computing device to meet certain radio and television interference requirements, especially as such requirements relate to operations of such equipment in a residential area. Certain of the Company's products are subject to Part 15.

         The European Community is developing a similar set of requirements for its members and the Company has begun the process of compliance for Europe.

         Potential Future Sales Pursuant to Rule 144. Sale of substantial amounts of Common Stock in the public market could adversely affect the market price for the Common Stock. As of January 5, 1999, an aggregate of 988,174 shares of the Company's Common Stock were held by officers, directors and certain principal stockholders of the Company and an additional 892,922 shares of the Company's Common Stock will be held by such persons upon their exercise of currently exercisable stock options and warrants. Such shares of Common Stock may not be freely resold as they are "restricted securities" under Rule 144, as promulgated by the Commission pursuant to the Act and the rules and regulations thereunder. Rule 144 provides, in essence, that all shareholders must hold restricted securities for a minimum period of one (1) year. After holding restricted securities for a period of one year, any shareholder may sell them in an unsolicited brokerage transaction within a three month period in an amount which does not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Non-affiliated shareholders holding restricted securities for more than two years are not subject to volume limitations and may sell unlimited amounts of Common Stock under Rule 144. The price of the Company's Common Stock might be adversely affected if a substantial portion of the Common Stock is sold pursuant to Rule 144.

                        Risks Relating to the Transaction

         Operating Losses. SolCom has experienced substantial net operating losses for each of the fiscal years ended June 30, 1996 and 1997 and the three months ended December 31, 1998 of $78,000, 919,000 and $180,000, respectively. SolCom anticipates that operating losses will continue into the near future. Accordingly, there can be no assurance that consummation of the Transaction will result in profitability for SolCom or the Company.

         Lack of Cash Flow. As of December 31, 1998, SolCom had no available cash or cash equivalents to conduct its business or operations. There can be no assurance that SolCom will be able to increase its cash flow in the future.
Accordingly, this may result in the necessity for the Company to infuse substantial capital into SolCom which could have a material adverse effect upon the Company's business, results of operations and financial condition.

         Competition. The business of the combined entity is highly competitive. Many of the entities with which the Company will compete subsequent to the consummation of the Transaction have substantially greater financial and other resources than the Company and SolCom combined. In addition, the Company may require substantially more time to bring the technology of the combined entities and the corresponding new products to the marketplace than its competitors, many of which have established products and markets. Competitors include Net Scout Inc., Hewlett-Packard, Inc., 3Com Corp., Technically Elite, Inc., Bay Networks Inc., Shomiti Systems Inc., Visual Networks, Inc., Concord Communications, Inc. and Sync Research, Inc. Accordingly, the Company may be unable to successfully compete in this environment.

         No Assurance that the Company Will Realize Anticipated Benefits from Transaction. The Transaction involves the combination of certain aspects of two companies that have operated independently. Accordingly, there can be no assurance that SolCom can be successfully integrated into the Company or that the Company and the Shareholders (including persons who become Shareholders as a result of the Transaction) will ultimately realize any of the anticipated benefits of the Transaction.

         Lack of Update to Fairness Opinion. Although the Company has received an opinion from Van Kasper & Company dated June 10, 1998 to the effect that, as of such date and based upon certain matters as stated therein, the terms of the Transaction, as then contemplated, were fair to the Shareholders from a financial point of view, the Company does not presently intend to obtain an update to such opinion.

         Dilution of Voting Power. Consummation of the Transaction will result in immediate and substantial dilution of percentage ownership and voting power with respect to the Common Stock of between approximately 39.6% (assuming
2,200,000 shares of Common Stock are issued) and 48.6% (assuming 2,700,000 shares of Common Stock are issued).

                          OUTSTANDING VOTING SECURITIES

         As of the Written Consent Date, there were 5,557,980 issued and outstanding shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share held by such holder.

         The NJBCA provides in substance that unless the Company's certificate of incorporation provides otherwise, shareholders may take action (except for the election of directors) without a meeting and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present. Under the applicable provisions of the NJBCA, such action is effective when written consents from holders of record of a majority of the outstanding shares of voting stock are executed and delivered to the Company within 60 days of the earliest dated consent delivered in accordance with the NJBCA.

         In compliance with the provisions of the NJBCA and the Company's certificate of incorporation, on or about the Written Consent Date, the Shareholders executed and delivered to the Company the Written Consents in lieu of a meeting of the Shareholders representing the Written Consent Percentage, approving and adopting the Share Purchase Agreement, the agreements contemplated thereby and authorizing the consummation of the Transaction, the Plans and the Reincorporation.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of the Written Consent Date, the ownership of the Company's Common Stock by (i) each person who is known by the Company to own of record or beneficially more than five percent (5%) of the Company's Common Stock, (ii) each of the Company's directors, (iii) the
Company's Chief Executive Officer and the most highly compensated executive officers with aggregate compensation which exceeds $100,000 and (iv) all directors and officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.



Name and Address                    Shares Owned   Percent of   Percent of Class
                                                      Class      Subsequent to
                                                    Prior to      Transaction*
                                                   Transaction

Stephen M. Deixler (1)                    760,532        13.7              9.8
371 Eagle Drive                                           %                %
Jupiter, Florida 33477
Stephen B. Gray (2)(10)                   477,309         8.6              6.2
                                                          %                %
Michael Radomsky (3)(10)                  356,643         6.4              4.6
                                                          %                %
Robert M. Groll (4)(10)                   100,852         1.8              1.3
                                                          %                %
John F. McTigue (5)(10)                   100,760         1.8              1.3
                                                          %                %
Alexander C. Stark (6)                     85,000         1.5              1.1
356 Eagle Drive                                           %                %
Jupiter, Florida 33477
Special Situations Fund, III, L.P.(7)     855,863        15.4             11.0
                                                          %                %
MGP Advisers Limited Partnership (7)      855,863        15.4             11.0
                                                          %                %
AWM Investment Company, Inc. (7)        1,170,133        21.1             15.1
                                                          %                %
Austin W. Marxe (7)                     1,170,133        21.1             15.1
                                                          %                %

Name and Address                    Shares Owned   Percent of   Percent of Class
                                                      Class      Subsequent to
                                                    Prior to      Transaction*
                                                   Transaction


Jay Associates LLC (8)                  480,000           8.6           6.2
1118 Avenue J                                             %             %
Brooklyn, New York  11230

Alpha Investments LLC (9)               336,000           6.0           4.3
5611 North 16th Street #300                               %             %
Phoenix, Arizona  85016

Stephen P. Roma                         403,569           7.3           5.2
91 Durand Drive                                           %             %
Marlboro, New Jersey 07748

Directors and executive               1,881,096          33.8          24.2
  officers as a group (6 Persons)                         %             %

-------------------

(1) Does not include 214,436 shares of Common Stock owned by Mr. Deixler's wife, mother, children and grandchildren as to which shares Mr. Deixler disclaims beneficial ownership. Includes 120,406 shares of Common Stock held by Merrill Lynch Pierce Fenner & Smith custodian f/b/o Stephen M. Deixler, IRA. Includes 27,500 shares of Common Stock which may be acquired pursuant to currently exercisable options. Also includes 53,330 shares issuable upon exercise of currently exercisable Class A and Class B Warrants.

(2) Consists of 477,309 shares of Common Stock which may be acquired pursuant to currently exercisable options.

(3) Includes 142,339 shares of Common Stock which may be acquired pursuant to currently exercisable options.

(4) Includes 56,684 shares of Common Stock which may be acquired pursuant to currently exercisable options.

(5) Consists of 100,760 shares of Common Stock which may be acquired pursuant to currently exercisable options.

(6) Includes 35,000 shares of Common Stock which may be acquired pursuant to currently exercisable options.

(7) Special Situations Fund III, L.P., a Delaware limited partnership (the "Fund"), MGP Advisers Limited Partnership, a Delaware limited partnership ("MGP"), AWM Investment Company, Inc., a Delaware corporation ("AWM"), and Austin W. Marxe have filed a Schedule 13G, the latest amendment of which is dated February 7, 1997. All presented information is based on the information contained in the Schedule 13G. The address of each of the reporting persons is 153 East 53rd Street, New York, New York 10022. The Fund has sole voting and dispositive power with respect to 855,863 shares; MGP has sole dispositive power with respect to 855,863 shares; AWM has sole voting power with respect to 314,270 shares and sole dispositive power with respect to 1,170,133 shares; and Mr. Marxe has sole voting power with respect to 314,270 shares, shared voting power with respect to 855,863 shares and sole dispositive power with respect to 1,170,133 shares. MGP is a general partner of and investment advisor to the Fund. AWM, which is primarily owned by Mr. Marxe, is the sole general partner of MGP. Mr. Marxe, the principal limited partner of MGP and the President and Chief Executive Officer of AWM, is principally responsible for the selection, acquisition and disposition of the portfolio securities by AWM on behalf of MGP, the Fund and another fund that beneficially owns shares included in the shares beneficially owned by AWM and Mr. Marxe (the "Cayman Fund"). Also includes 267,242 shares issuable upon exercise of currently exercisable Class A and Class B Warrants held by the Fund and MGP and 364,422 shares issuable upon exercise of currently exercisable Class A and Class B Warrants held by AWM, Mr.
         Marxe and the Cayman Fund.

(8) Includes 320,000 shares of Common Stock issuable upon exercise of currently exercisable Class A and Class B Warrants. A principal of such entity is Sidney Borenstein.

(9) Includes 224,000 shares of Common Stock issuable upon exercise of currently exercisable Class A and Class B Warrants. A Schedule 13D dated June 27, 1996 filed by such entity discloses that Daniel Lemberg and Daniel A. Bock are members thereof.

(10) The address of such person is c/o the Company, 21 Meridian Avenue, Edison, New Jersey 08820.

* Assumes the issuance of 2,200,000 shares of Common Stock pursuant to the Transaction.

                                  MARKET PRICE

         The Common Stock is traded on The NASDAQ SmallCap System. The high and low sales prices for the Common Stock on November 25, 1998, two days before the Company publicly announced the principal terms of the Transaction, were $2.63 and $2.38, respectively. The Company's Common Stock commenced trading on August 17, 1995 on the NASDAQ SmallCap Market under the symbol "MCFR". Prior to that date, the Common Stock was not traded on any registered national securities exchange, although several registered broker-dealers made a market in the Common Stock. The following table sets forth the high and low bid prices of the Common Stock during fiscal year 1997, 1998 and 1999, by quarter, as reported by NASDAQ. The quotations set forth below do not include retail markups, markdowns or commissions and may not represent actual transactions.

                                                       HIGH                  LOW
                           Fiscal 1997
                           June 30                    $2.88                $1.75
                           September 30                2.25                 1.06
                           December 31                 2.56                 1.50
                           March 31                    2.44                 1.56

                           Fiscal 1998
                           June 30                    $1.88                $1.56
                           September 30                1.63                 1.25
                           December 31                 1.84                 1.31
                           March 31                    2.75                 1.13

                           Fiscal 1999
                           June 30                    $4.63                $2.84
                           September 30                3.19                 1.44
                           December 31                 2.94                 1.50

                     INFORMATION WITH RESPECT TO MICROFRAME

         The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998 (the "Company 10-KSB") and the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1998 (the "Company 10-QSB"), which were previously filed with the Commission, are annexed hereto as Appendix F and Appendix G, respectively. As of the date of this Information Statement, the Company has not filed any reports pursuant to the Exchange Act subsequent to the Company 10-QSB.

Year 2000 Compliance

Background. Some computers, software, and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "Year 2000 problem."

Assessment. The Year 2000 problem could affect computers, software and other equipment used, operated or maintained by the Company. Accordingly, the Company is reviewing its internal computer programs and systems to ensure that the programs and systems will be Year 2000 compliant. The Company has already upgraded its software programs and has carried out certain tests of its accounts payable and accounts receivable files which are date sensitive and found all systems to operate properly. The Company believes that its internal management information systems, billing, payroll and other information services are Year 2000 compliant. Furthermore, the Company presently believes that all of its computer systems will be Year 2000 compliant in a timely manner. However, while the estimated cost of these efforts are not expected to be material to the Company's financial position or any year's results of operations, there can be no assurance to this effect.

         In addition, there can be no assurance that the computer systems of other companies on which the Company's systems rely will be timely modified, or that a failure to modify such systems by another company, or modifications that are incompatible with the Company's systems or software, would not have a material adverse effect on the Company. The Company has had discussions with its material vendors and suppliers with respect to the Year 2000 compliance of such entities. Based upon such discussions, the Company believes that it is not likely that the Company's relationships with such entities will result in a material adverse effect on the Company's business or results of operations in connection with Year 2000 compliance.

                             SELECTED FINANCIAL DATA

         The following table presents selected financial data of the Company. The information set forth below should be read in conjunction with "Pro Forma Condensed Financial Statements" contained in this Information Statement as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto included elsewhere in this Information Statement. The consolidated statement of operations data set forth below for each of the two years ended March 31, 1998 and March 31, 1997 and the consolidated balance sheet data at March 31, 1998 are derived from, and are qualified by reference to, the audited consolidated financial statements contained in the Company 10-KSB annexed hereto as Appendix F, and should be read in conjunction with those financial statements and the notes thereto. The consolidated balance sheet data at March 31, 1996, 1995 and 1994 are derived from the audited consolidated balance sheets of the Company at those aforementioned dates, which are not included elsewhere in this Information Statement. The consolidated statement of operations data for each of the three years ended March 31, 1996, 1995 and 1994 are derived from audited consolidated financial statements not included elsewhere in this Information Statement. The balance sheet data as of September 30, 1998 and the statement of operations data for the six months ended September 30, 1998 have been derived from unaudited consolidated financial statements included in the Company's Form 10-QSB as of September 30, 1998 annexed hereto as Appendix G. The historical financial information may not be indicative of the Company's future performance.


                         Year Ended March 31, (1)
                                                                                                                     Six Months
                                1994              1995              1996              1997             1998       ended 9/30/98
                                ----              ----              ----              -----            ----       -------------

Net Sales                 $     4,744,554   $   7,126,391    $     6,258,243    $   7,343,624    $   10,217,911    $ 6,177,903
Income Before
   Cumulative Effect of
   an Accounting Change           233,092         364,797         (1,993,700)         342,451           711,310        249,585
Cumulative Effect of
Accounting Change (Note
A)                                950,000             ---                ---              ---               ---            ---
Income (Loss) from
   Continuing Operations        1,183,092         364,797         (1,993,700)         342,451           711,310        249,585

                                        0.3             0.1               (0.5              0.0               0.1            0.0
Earnings Per Share                      5               0                  4)               7                 5              5
   Basic                                0.3             0.1               (0.5              0.0               0.1            0.0
   Diluted                              2               0                  4)               7                 4              4
Total Assets                    3,885,587       4,337,929          3,558,171        4,682,373         6,375,432      8,448,542


                                      -37-



                         Year Ended March 31, (1)
                                                                                                                     Six Months
                                1994              1995              1996              1997             1998       ended 9/30/98
                                ----              ----              ----              -----            ----       -------------


Long-Term Obligations               0                0             (72,833)         (30,398)              0             0
Dividends Declared                  0                0                   0                0               0             0


1   Balance Sheet data is at March 31 of each year and at September 30, 1998.

   Note A

   Effective April 1, 1993, the Company adopted SFAS No. 109. Adopting this accounting standard permitted the Company to increase net income for fiscal 1994 by $950,000, by accruing the anticipated future benefits of applying the Company's available net operating loss carry forwards against anticipated future taxable income on which tax would otherwise be payable. In connection with the Company's adoption of SFAS No. 109, the Company considered a valuation allowance to be unnecessary.

                       INFORMATION WITH RESPECT TO SOLCOM

Description of Business

General

         SolCom, founded in 1992, is a developer of remote monitoring technology. Originally approved by the Internet Engineering Task Force (IETF) in 1992, Remote MONitoring, or RMON, is a standard protocol for users to proactively manage multiple local area networks (LANs) and wide area networks
(WANs) from a central site. RMON 1 identifies errors, alerts administrators to network problems and baselines networks in addition to its remote network analyzer capabilities. RMON's recent enhancement, RMON 2, enables network managers to access higher-level network-wide application and protocol information. RMON 2 also provides enterprise-wide and/or point-to-point traffic statistics that enable trouble-shooting and network capacity planning.

         SolCom's products provide for traffic analysis and monitoring for a wide range of network media applications and allow companies to provide network trouble shooting and traffic and protocol analysis of distributed remote sites from a central location. SolCom provides a wide range of media via dedicated hardware with all information being delivered and available via Graphical User Interfaces (GUI) that are available for Microsoft Windows and NT and a range of UNIX platforms.

Financial Information About Industry Segments

         See SolCom's financial statements attached as Appendix E hereto.

Principal Products and Markets

         SolCom has an expanding base of both end-users and resellers in Europe and the United States. SolCom has also developed a strong "Original Equipment Manufacturer" (OEM) relationship with an industry leading network equipment supplier who manufactures SolCom products under license. SolCom is headquartered in Livingston, Scotland with a sales and marketing subsidiary, SolCom Systems, Inc., in Reston, Virginia.

         SolCom's typical end-user customer profile consists of large, knowledge-based organizations with multiple distributed sites over a large geographical area. The SolCom product range is developed to allow network managers of companies that have large distributed LANs and WANs to control their distributed sites from a central site.

         Existing Products

         Hardware Products. The SolCom range of hardware (generically referred to as "RMON probes") are devices that are distributed to LANs and WANs and perform data collection and consolidation functions. Each RMON probe connects to a specific media type, e.g., Ethernet,

Token Ring or FDDI. SolCom currently produces 18 different products that are capable of monitoring the complete range of LAN/WAN media types.

         SolCom provides an extensive range of RMON probes to monitor RMON1 and RMON2 data across the full range of LAN/WAN media. Used in conjunction with "Information Consolidation" management packages, the network manager has complete overview of the operational functionality of the network. The following are descriptions of SolCom's RMON probe products:

         o        RMON Engine

         With full RMON1/RMON2 support and powerful hardware this product simplifies network management in mixed LAN/WAN environments. The chassis can be customized via three slots that may be populated with combinations of a wide range of network interface cards. Interface cards are now available for many popular LAN and WAN topologies including ATM and Frame Relay. As network environments evolve, managers will find they can keep pace simply by altering the combination of interface cards in the RMON Engine.

         All of the data gathered by the RMON Engine may be retrieved by a management station via the SLIP port or the 10/100 Mbps Ethernet port, both of which are built into the engine.

         o        FDDI RMON Probe

         With 20 group RMON-style implementation, the FDDI probe is an ideal solution for monitoring heavily loaded segments. Available for single- and dual-attach connections, the probe comes with 16MB memory standard (upgradeable to 64 MB), and optional SLIP port.

         o        Token Ring RMON Probe

         The Token Ring RMON probe monitors 4M and 16M bps Token Ring LANs, and is an ideal solution for monitoring heavily loaded Token Ring networks.

         o        4-port 10/100 (Fast) Ethernet +   (Multi-segment Fast Ethernet
                                                           Environment)

         With up to 128 MB of memory and full RMON support, the four-port 10/100 Ethernet probe provides 10 MB or 100MB Ethernet monitoring on each port. This proactive, centralized solution pinpoints potential faults and provides the reactive power of an analyzer.

         o        4-port Ethernet + RMON Probe   (Multi-segment Ethernet
                                                          environment)

         The SolCom four-port Ethernet probe is designed for wire speed monitoring of multi- segment Ethernet networks. This high performance RMON (1& 2 compliant) is an ideal solution for monitoring heavily loaded distributed Ethernet segments.

         o        Ethernet + RMON Probe  (Heavily loaded Ethernet environment)

         Designed  for full wire speed  monitoring  of  Ethernet  networks,  the
         SolCom Ethernet+ probe has full RMON support, plus SolCom MIB extensions. It is an ideal solution for monitoring heavily loaded distributed Ethernet segments.

         Software Products. In order to utilize SolCom's hardware products, SolCom has developed a "Graphical Use Interface" that operates over a variety of platforms, including Windows 95, Windows NT and UNIX.

         SolCom believes that its combination of software and hardware-products provides a unique set of capabilities for network managers within the SolCom target market and brings the following technical and business benefits to these companies.

         Key Technical Benefits:

         o        Quick resolution of user problems
         o        Easy access to information
         o        Control of multiple WANs and LANs
         o        Proactive and reactive analysis
         o        Scaleable solutions
         o        Low cost entry
         o        Standards based

         Key Business Benefits:

         o        Less user down time
         o        Rapid response to network user problems
         o        Fewer remote site visits
         o        Better use of technical expertise
         o        Reduced network administration
         o        Improved network design

         RMON 2 Business Benefits

         Enhanced  management  information  can  be  obtained  from  the  latest addition to the IETF RMON Specification, the RMON 2 (RFC 2021). This specification enhances the type and quality of information that can be delivered to both the chief information officer and network manager of any enterprise organization.

         RMON 2 will allow organizations to police internet usage, provide usage statistics by both the host and conversation at the network and applications layers. Network managers will be able to determine not only the identity of a network user but which resources such users are utilizing and with which applications.

         Network managers with a properly implemented RMON solution can deliver business benefits to any organization by delivering information that can maximize uptime and user productivity by ensuring minimum down time and lowest response times. RMON delivers these benefits by providing information, through network monitoring, that can allow the network manager to take proactive steps to ensure that the network performs properly and in the event of a network failure, identify the fault source as quickly as possible. Since many network faults are intermittent in nature, the continuous monitoring provided by RMON increases the likelihood that network faults can be detected and corrected, with the additional benefit of carrying out such tasks at remote sites.

         The following are some of the benefits that the SolCom RMON products provide in connection with a wide variety of media types and applications:


                                                           Business Benefits
                                                          (Questions you can        RMON Groups
Benefits                Description                          answer)                Used

Link and            Host and Conversation           Are you paying too           RMON 1 History,
Network Usage       Statistics:                     much for under utilized      RMON 2 User
                    Are your links under            networks?  Are busy          History, Protocol
                    utilized or over utilized,      networks interfering         Distribution.
                    who is causing the usage,       with your ability to
                    who is hogging the              carry out work in a
                    bandwith, which                 timely manner?  Can
                    protocols are the most          "chatty" protocols on
                    bandwidth hungry, what          your network be
                    times of the day are your       reconfigured to lessen
                    networks under strain           usage?  Can retiming of
                    and when are they quiet?        batch jobs (e.g.
                                                    backups) save
                                                    resource?

Internet Usage      Host and Conversation           What resources are           RMON 2 Network
                    Statistics:                     most targeted on your        Layer Host Table,
                    Who are the biggest             network and by whom?         RMON 2 Network
                    users of the Internet or        Information on usage         Layer Matrix Table,
                    your Intranet?  Where are       that can be used to          Network Layer and
                    they going?                     assign costs by either       Application Layer
                                                    department or user.          Top N Tables


                                  -42-



                                                           Business Benefits
                                                          (Questions you can        RMON Groups
Benefits                Description                          answer)                Used


Policing Policy     Host and Conversation           Have the ability to          RMON 2 Network
                    Statics:                        track non valid use of       Layer Host Table,
                    What are users doing on         the Internet, Job            RMON 2 Network
                    the Internet?                   Searches, Shopping           Layer Matrix Table,
                                                    Malls and                    Network Layer and
                                                    Pornography.  Ensure         Application Layer
                                                    users are working, not       Top N Tables
                                                    surfing.

Security            Host Statistics: Who is         Search for non-valid IP      RMON 2 Network
                    on your net and do they         addresses and see what       Layer Host and
                    have access rights?             resource they have           Matrix Tables
                                                    been trying to access.

Planning            Network and                     A properly planned and       All statistical groups.
                    Application Layer               implemented network is
                    Information: Use the            the most cost effective
                    various statistics to           network.  This can only
                    properly plan for changes       be obtained by having
                    in network usage, either        accurate information to
                    increased numbers of            begin with and
                    users, change of                monitoring changes and
                    application type or both.       implementation.

Fault Finding       Tracking and                    Technical Support            All statistical groups,
                    Pinpointing Faults:             responds to faults           enhanced filtering
                    Enhanced information            quicker, downtime and        using RMON 2
                    delivered by RMON 2             lost user productivity is    Network layer and
                    ensures that fault finding      minimized.  User             Application layer
                    is more seamless.               confidence is high.          information.

         New/In-Process Research & Development Products and Markets

         Modular Products. Modular products fall under the NetworX technology definition as described below. Modular products has been categorized and valued separately due to the nature of the Modular product's lifecycle and expense margins.

         NetworX Products. During the last 12 months, SolCom has continued to develop, and in late 1999 it is expected that it will begin to introduce, a range of products that enhances SolCom's ability to provide large scale enterprise management solutions. SolCom is developing "NetworX" products that will provide network managers the ability to monitor, evaluate and control all aspects of their network from a single, remote point.

         NetworX is being developed by SolCom as the industry's first comprehensive management tool. NetworX will be the industry's first integrated platform for proactive, remote, secure management and monitoring of voice, data and video networks. It uses Dial up, Telnet or SNMP connections so that managers can monitor, evaluate and control all aspects of their network from a single, remote point. Network managers will have the unique capability of being able to remotely monitor and proactively react to alarms received from any piece of legacy equipment or triggered by Remote MONitoring ("RMON") traffic monitoring. (i.e., based on a user-configured set of circumstances ION can remotely reboot a router, send out SNMP requests to restart a link, reconfigure a PBX etc.).

         The capability is extremely flexible and customizable, allowing the user to automatically do repetitive tasks. This self-healing capability alone results in substantial time and cost savings. The powerful feature set includes: flexible, high density RMON 1 and 2 traffic monitoring for LAN, VLAN, WAN and ATM networks; remote element management via expandable serial ports and environmental control through an expandable Real World Interface. IN and OUT of band, multi level, secure access is via 2 PCMCIA slots for modem/ISDN connections in addition to 2x10/100 Ethernet ports. The full feature set positions NetworX as a Proactive, Remote, Intelligent, Integrated Secure Management Solution. The NetworX product range brings the following benefits to the network managers:

      o  Cost savings
         o less equipment required
         o less travel  time  to  and  from  remote  sites
         o less technician intervention
         o ability to manage multiple remote elements

      o  Flexibility
         o customizable product
         o capability to evolve with the network and legacy equipment
         o can be integrated with standards based network software

      o  Time savings
         o reduced network downtime
         o increased user productivity
         o more  effective  planning of deployment  network  equipment
         o onboard flash for remote software
         o utilizes dial up capabilities
         o technicians can  remotely  log on for a real time view
         o  information  overload for managers is prevented

         Sentinel III Products. Sentinel products offer a range of comprehensive site management tools for centralized remote maintenance of large distributed voice and data network. All Sentinel products will feature alarm & Fault Management, PBX Toll Fraud Detection, Environmental Monitoring and control as well as Security Access Management. Sentinel III is an intelligent port controller that will secure remote access to voice and data network node maintenance ports. The technology will combine RMON and Sentinel network device management, allowing control of a network, as well as a comprehensive picture of its activities. It is expected to be a low cost integrated platform for proactive, remote, secure management and monitoring of voice, data and video networks. Sentinel III has all the security features of Sentinel and Sentinel Slimline, combined with the RMON Monitoring capabilities of NetworX. Sentinel III technology will provide the following benefits when incorporated into SolCom products:

          o Multiple remote elements and network segments controlled from one platform
          o     Effective network planning
          o     Reduced downtime
          o     Integration of legacy equipment and standards based software
          o     Automatic resolution of predefined problems

                ASIC Products. Application Specific Integrated Circuit ("ASIC") products incorporate all the hardware and software required to carry out specific tasks on a single computer chip. This has the potential to lead to a substantial increase in processing speed and reduction in the cost of manufacturing. Designing ASIC systems will require SolCom to experience a steep learning curve while the engineers become familiar with this technology. SolCom is attempting to position itself so that it has ASIC design capability in-house and that the increase in ASIC processing speed is incorporated into its product range. SolCom expects the ASIC to provide increases in processing speed in the magnitude of 10 times greater speed as compared with SolCom's current offerings as well as significantly lower its build costs. The ASIC technology will provide the following benefits when incorporated into SolCom products:

          o     Very high packet processing speeds
          o     Significantly lower build costs

Development Stage of Research & Development Efforts

          Modular products have been in development since early fiscal year 1999 and $230,928 will have been spent on Modular products at the time of closing. Another $57,732 will need to be spent in order to release the Modular products by their expected release date of April 1999. The Sentinel III product is expected to be released in the market in June 1999. To date, SolCom has spent $67,354 on research and development and expects to spend $15,395 prior to release. Management has projected revenues for Sentinel III beginning in 2000. As of March 31, 1999, $250,172 will have been spent on research and development for the NetworX products. Another $45,395 of research and development expenses has been budgeted to complete these products. NetworX products are expected to be commercially released in June of 1999 but management has projected NetworX products to start generating revenues in fiscal year 2000. ASIC based products are less complete than NetworX. As of the acquisition only $105,842 in research and development expenses will have been spent and ASIC products will need another $350,000 in order to become technologically and commercially feasible. ASIC is expected to be launched in the first half of fiscal year 2001 and management has projected revenues beginning in fiscal year 2001.

          The Company's management expects that all the IPR&D projects will be successfully completed within the time frame described above. The following points describe the developments needed to be completed for the IPR&D projects:

          Modular Project

          o ensuring that the cards operate as expected when fitted to the RMON Engine
          o that the products reach the expected performance levels during testing

          NetworX Project

          o  hardware development  is  complete  with  all associated drivers
          o new operating system running with completed developed code, ported to NetworX and launched
          o  Daughter cards completed with all associated drivers
          o  software needs to be completed for the Daughter cards
          o  Daughter cards need to be tested in the NetworX platform

          Sentinel III

          o  complete hardware development
          o  associated software drivers need to  be completed  and operational

          ASIC Project

          o   engineers  need  to  complete   their   familiarization  with  the
              technology.
          o   find a chip manufacturer to work with
          o cards need design verified and have to be tested both with the NetworX motherboard and the new NetworX operating system
          o   design will need many  refinements
          o   chip will need to be  manufactured
          o   testing and verification that will meet performance levels

          Since future revenues are primarily generated from the products in development, should these projects not be successfully developed or completed, the negative impact on SolCom's future results from operations would be significant.

Marketing and Distribution

          Original Equipment Manufacturer (OEM). SolCom has attracted substantial OEM and "re-badge" opportunities and approximately 50% of its gross income is presently derived from such opportunities. SolCom has developed relationships with certain significant participants in the network management markets and the introduction of its latest products is likely to expand these opportunities. In the nine months ended March 31, 1998, SolCom realized gross revenue of (pound)534,000 ($881,000) from OEM sources.

          European Market. SolCom sells to corporate end-users via a reseller channel. These resellers typically have an established customer base to which they introduce the SolCom products and to which they usually sell complementary tools. SolCom has established relationships of this type in the UK and Germany and has recognized the need to expand the same throughout Europe. SolCom currently has 11 authorized business partners with whom it has established contractual relationships and 4 unauthorized resellers who are carrying the product to establish market viability before formalizing the relationship. In the nine months ended March 31, 1998, SolCom realized gross revenue of (pound)330,000 ($544,000) from this market.

          United States Market. SolCom has had a presence in the United States since 1994 through an agency relationship with EQSOR, and since 1996 SolCom Systems, Inc., a wholly-owned subsidiary of SolCom, has had 5 full time employees providing sales and marketing functions with a particular emphasis on the US federal government. The US office has established a number of reseller relationships with both commercial and federal contractors and has established presence on 3 GSA contracts. In the nine months ended March 31, 1998, SolCom realized gross revenue of (pound)168,000 ($277,000) from this market. SolCom has identified the US, which accounts for 55% of the global market for its products, as the key to SolCom's future growth.

          For a more detailed discussion of the financial information about SolCom's foreign and domestic operations and export sales, reference is made to SolCom's financial statements attached hereto as Appendix E.

Competition

          Both the network management market in general and the niche market targeted by SolCom specifically (i.e., RMON) are highly competitive. SolCom believes that it is well positioned in this market with key differentiation from competitors, including overall coverage and media spread of the RMON products; the performance of the SolCom product set; the port densities and price performance ratios of SolCom products and SolCom's fault finding capabilities together with short- and long-term reporting capabilities.

         SolCom's principal competitors include NetScout Inc., Hewlett-Packard, Inc., Technically Elite, Inc., Visual Networks, Inc., Sync Research, Inc., Net2Net Corporation, Desktalk Systems, Inc. and Concord Communications, Inc. Additional general competitors include 3Com Corp. and Bay Networks Inc., which have internal embedded RMON solutions.

Sources and Availability of Raw Materials

          SolCom designs its hardware products utilizing readily available parts from major manufacturers, which are obtainable through multiple suppliers and it intends to continue this approach. While SolCom does not anticipate any significant price increases or supply interruption, there can be no assurance of this.

Working Capital and Inventory

          SolCom derives its working capital from share capital and revenue from sales. SolCom maintains a low inventory of finished products, although in order to support its product range, inventories of components and sub-assemblies are maintained at a relatively high level. As a general practice customer purchases are built to order. SolCom does not have a return policy, although it honors returns and replacement of defective merchandise. The level of returned inventory is not material to SolCom's business. SolCom customarily provides 30-day payment terms to its customers. Management believes these practices to be consistent with industry practices.

Dependence on Particular Customers

          SolCom has one large OEM vendor, Hewlett-Packard, Inc., that accounts for approximately 50% of its business and contributes significantly to SolCom's business and operations. SolCom has in place 3-year extendible contracts with the OEM client but it is SolCom's intention to decrease its dependence on this customer through the growth of its own channel business.

Intellectual Property, Licenses and Labor Contracts

          SolCom holds no patents on any of its technologies but does license some technology from third parties. These third party licenses are not critical to SolCom's operations. SolCom has made significant efforts to ensure that its products are difficult to copy or compete with in the market but competitive products of a similar nature have been introduced to the market. None of SolCom's logos or style have been trademarked or copyrighted. None of SolCom's employees are in any labor union and SolCom believes it has a satisfactory relationship with each such employee.

Employees

          As of March 31, 1998, SolCom and its subsidiary employed 32 employees, all but two of whom are full time. As of that date, there were 13 engineers, two in customer support, one internal information technology person, one in quality assurance, four in sales, three in marketing, three in production, two in finance and three in administration.

Description of Property

          SolCom currently leases 4,000 square feet of space at 1 Meikle Road, Livingston, Scotland at a rent of (pound)43,000 ($71,000) per year. SolCom's wholly-owned subsidiary, SolCom Systems Inc., leases 436 square feet in a managed office facility at 1801 Robert Fulton Drive, Reston, Virginia, at a rent of $3,817 per month.

Legal Proceedings

          SolCom is not a party to any material pending legal proceedings.

Market Price of and Dividends on SolCom's Common Equity and Related Stockholder Matters

          There is no established United States or foreign public trading market for any of SolCom's common equity securities. As of the date hereof, there are twenty (20) record holders of the share capital of SolCom. SolCom has not declared or paid any dividends on its common stock.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

          SolCom has had no changes of, or disagreements with, its accountants within the most recent two fiscal years.

                             SELECTED FINANCIAL DATA

          The following table presents selected financial data of SolCom. The information set forth below should be read in conjunction with "Pro Forma Condensed Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto annexed hereto as Appendix E. The Consolidated Statement of Operations data set forth below for each of the two years ended March 31, 1998 and the consolidated balance sheet data at March 31, 1998 are derived from, and are qualified by reference to, the audited consolidated financial statements included in this Information Statement, and should be read in conjunction with those financial statement and the notes thereto.

SolCom Systems Ltd.
Consolidated Figures 1993-1998
(1998  figures are for 9 months ended 31 March 1998)
(Balance  Sheet data is at March 31 of each respective year)
(Estimated Conversion Rate as of January 10, 1999 = 1.6 U.S. dollars per U.K. pound sterling)


                                                                                                     SIX MONTHS
                                                                                                     ENDED
                                                       UK FORMAT                                     SEPTEMBER 30,   US GAAP FORMAT
                           1993        1994        1995         1996        1997          1998       1998           1997       1998
                       ----------  ---------- ------------ ----------- ------------- ----------  ------------ ----------- ----------
                         (pound)    (pound)     (pound)       (pound)     (pound)      (pound)      (pound)     (pound)    (pound)

Total Sales              61,891    399,789      524,615      788,450      972,141    1,028,145      550,000   1,003,000   1,031,000
Profit/(Loss)           (48,292)   (30,279)      18,299       14,868     (513,563)    (406,110)    (421,000)   (557,000)   (439,000)

Profit/(Loss) per share  (26.80)     (0.94)       0.57         0.45         (0.02)       (0.01)      0.00          (0.02)     (0.01)
Total Assets             18,419    197,000      286,000      767,000      818,000    1,012,000      557,000     645,000     624,000

Long Term Liabilities     7,407     17,296       13,655       47,867      106,947       18,336       23,000     106,000      18,000

Preference Shares                   30,000       30,000       30,000       30,000       30,000       30,000      30,000      30,000

Reserve for Preference               5,100       15,300       25,500       35,700       46,212       51,312          --          --
Dividend & Dividend on
Redemption


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

          The following discussion and analysis should be read in conjunction with SolCom's financial statements and notes thereto and the other financial information included elsewhere in this Information Statement. Except for the historical information contained herein, the discussions in this Information Statement contain forward-looking statements that involve risks and uncertainties. SolCom's actual results could differ materially from those discussed herein.

         SolCom's financial statements for the fiscal year ended June 30, 1996 have been audited and were prepared in accordance with U.K. GAAP. SolCom's financial statements for the fiscal year ended June 30, 1997, and for the nine-month fiscal year ended March 31, 1998, have been audited and were prepared in accordance with both U.K. and U.S. GAAP. SolCom's financial statements for the six-month period ended September 30, 1998 were prepared in accordance with both U.K. and U.S. GAAP, but are unaudited.

Overview

          SolCom designs, develops and markets high-performance, remote monitoring devices for network applications. SolCom expects that substantially all of its revenue for the foreseeable future will be derived from the sale and license of its remote monitoring devices and network management software in the corporate and government markets.

          SolCom's future financial performance will depend in part on the successful development, introduction and customer acceptance of new products in the future. The success of new products depends on a number of factors, including proper selection of such products, successful and timely completion of product development, judging product demand correctly, market acceptance of SolCom's new products, securing production capacity for manufacturing of devices and SolCom's ability to offer new products at competitive prices. Many of these factors are outside the control of SolCom.

          There can be no assurance that SolCom will be able to identify new product opportunities successfully, will develop and bring to market new products or will be able to respond effectively to new technological changes or product announcement by others. A failure in any of these areas would have a material adverse effect on SolCom's business, financial condition and operating results.

          SolCom expects that its products will be subject to significant pricing pressures in the future. In addition, SolCom expects to continue to increase its operating expenses for personnel and new product development. Yield or other production problems or shortages of supply may increase SolCom's manufacturing costs. If SolCom does not achieve increased levels of revenues commensurate with these increased levels of operating expenses, SolCom's operating results will be materially adversely affected. There can be no assurance as to the level of sales or earnings experienced by SolCom in any given period in the future.

          SolCom's operating results are expected to be subject to quarterly and other fluctuations due to a variety of factors, including increased competitive pressures, fluctuations in manufacturing yields, availability and cost of products from SolCom's suppliers, the timing of new product announcements and introductions by SolCom, its customers or its competitors, changes in the mix of products sold, the gain or loss of significant customers, increased research and development expenses associated with new product introductions, market acceptance of SolCom's products and new or enhanced versions of SolCom's products, product obsolescence, the timing of significant orders, and changes in pricing policies by SolCom, its competitors or its suppliers. SolCom's operating results also could be adversely affected by economic conditions generally or in various geographic areas where SolCom or its customers do business, other conditions affecting the timing of customer orders, or order cancellations or rescheduling. Many of the factors listed above are outside the control of SolCom, are difficult to forecast and could materially affect SolCom's quarterly or annual operating results.

Results of Operations

         Revenue. SolCom's revenue is derived principally from the sale of RMON devices and accompanying software. SolCom recognizes revenue from product sales to customers upon shipment.

          SolCom's revenues in 1996, 1997 and 1998 were  (pound)758,000  ($1.174 million), (pound)1.003 million ($1.655 million) and (pound)1.269 million ($2.094 million), respectively. The increases in revenue from 1996 to 1997 ((pound)183,000 ($304,000)) and 1997 to 1998 ((pound)298,000 ($495,000)) were principally attributable to increases in royalty revenue ((pound)489,000 ($812,000) over the two-year period. The increase from 1997 to 1998 (27%) was greater than SolCom's market growth of 20% but lower than management's expectations. Management attributes this to a delay of approximately 6 months in fully implementing SolCom's RMON 2 technology to its full product range, as well as the departure of SolCom's European sales manager. RMON 2 has now been fully implemented and the sales manager has been replaced successfully. The RMON 2 delay also affected other vendors and while the delay affected SolCom's financial performance, it is not expected to result in any substantial competitive disadvantage on a going-forward basis.

          SolCom obtains significant revenue from royalties on its products which have been licensed to third parties pursuant to OEM contracts with certain customers. Royalty revenues in 1996, 1997 and 1998 were (pound)149,231 ($231,308), (pound)332, 830 ($549,170) and (pound)645,336 ($1.065 million), respectively. Royalty revenues increased 137% from 1996 to 1997, and 94% from 1997 to 1998. The increases were principally due to a broadening of the range of SolCom's licensed products. Management expects this growth to continue over the next 12 months.

          SolCom believes that it is in a strong market and extremely well positioned to show strong growth over the next 12 months. The need for network management products is increasing and there is, as yet, no clear or strong leader in the field.

         SolCom had a net profit in 1996 of (pound)14,868 ($23,045). SolCom's net loss for 1997 and 1998 was (pound)557,000 ($919,000) and (pound)665,000
($1.081 million), respectively.

          Cost of Revenue. Cost of revenue consists primarily of purchases of materials and contract manufacturing costs, shipping costs, and write-downs for excess or obsolete inventory. SolCom's cost of revenue in 1996, 1997 and 1998 was (pound)205,758 ($318,925), (pound)193,000 ($318,450) and (pound)276,000
($455,400), respectively. Cost of revenue increased 43% from 1997 to 1998 principally as a result of the expansion in sales. As a percentage of revenue, cost of revenue was 26% in 1996, 19% in 1997 and 22% in 1998. The decrease in cost of revenue from 1996 to 1997 resulted from a change in the overall product base, with revenue from royalties and services (for which gross margins typically approach 100%) accounting for 37% in 1997 as compared with 29% in 1996.

          Cost of revenue and the corresponding gross profit or loss could be affected in the future by various factors, including changes in the proportion of total revenue contributed by royalties, the sales volume of SolCom's products, competitive pressures and inventory write-downs.

          Research and Development Expenses. Research and development expenses consist primarily of salaries and benefits, non-recurring engineering and design services, cost of development tools and software, cost of manufacturing prototypes and consultant costs. For the purpose of U.K. GAAP financial statements, SolCom has capitalized certain product development expenditures. Financial statements prepared in accordance with U.S. GAAP do not include such capitalization.

          SolCom's research and development expenses in 1996, 1997 and 1998 were (pound)112,298 ($174,062), (pound)201,619 ($332,671) and (pound)299,935
($494,893), respectively. Research and development expenses increased 91% from 1996 to 1997 and 49% from 1997 to 1998. The increase in research and development expenses over these periods was primarily due to the development and implementation of RMON 2 ((pound)124,000 ($206,000)) and the introduction of new hardware products including the RMON Engine ((pound)68,000 ($113,000)) and the range of WAN and ATM probes ((pound)85,000 ($141,000)). In addition, a substantial portion of the research and development expenses relating to the last two fiscal years ((pound)129,000 ($214,000)) can be attributed to in-process research and development products which are expected to be completed in fiscal 2000. SolCom anticipates that it will continue to devote substantial resources to research and development and that these expenses will increase in absolute amounts in 1999 and 2000.

          Marketing and Sales Expenses. Marketing and sales expenses consist primarily of salaries, benefits, commissions and bonuses earned by sales, marketing and administrative personnel, promotional and trade show expenses and travel expenses.

          SolCom's marketing and sales expenses for 1996, 1997 and 1998 were (pound)91,243 ($141,247), (pound)132,705 ($218,963) and (pound)99,634
($164,396), respectively. Marketing and sales expenses increased 55% from 1996 to 1997 and decreased 25% from 1997 to 1998. The decrease was primarily due to a reallocation of SolCom's resources to research and development.

          General  and  Administrative  Expenses.   General  and  administrative
expenses consist primarily of salaries, benefits and bonuses earned by executive and administrative personnel and fees for professional and legal services.

          SolCom's general and administrative expenses for 1996, 1997 and 1998 were (pound)345,884 ($536,120), (pound)940,295 ($1.551 million) and (pound)1.173 million ($1.936 million), respectively. General and administrative expenses increased 189% from 1996 to 1997 and 25% from 1997 to 1998. These increases were primarily due to expansion of the business in connection with broadening of the product range, the introduction of RMON 2 and opening of the office in the United States..

         Interest Expense and Interest Income. SolCom has no material interest expense or interest income.

Liquidity and Capital Resources

          Since inception, SolCom has financed its operations primarily through private sales of stock. As of September 30, 1998, SolCom had no available cash or cash equivalents. Losses in 1997 and 1998 ((pound)557,000 ($925,000) and (pound)665,000 ($1,104,000), respectively) translated into cash deficits from operations of (pound)489,000 ($812,000) in 1997 and (pound)242,000 ($402,000) in
1998, the principal difference in 1998 being an increase ((pound)325,000 ($540,000)) in accounts payable and accrued expenses. In addition, cash used for investment in property and equipment amounted in the two years to (pound)157,000 ($261,000) and (pound)39,000 ($65,000), respectively. In addition to cash on hand at June 30, 1996 ((pound)350,000 ($581,000)), financing of the cash requirement in 1997 was achieved by securing both an overdraft ((pound)132,000
($219,000))  and  a  term  loan  ((pound)247,000  ($410,000)),   both  from  the
Clydesdale Bank, although this was off-set by scheduled repayments under term loans and capital leases of (pound)76,000 ($126,000). In 1998, the bank overdraft was reduced by (pound)116,000 ($193,000) and there were scheduled repayments under term loans and capital leases of (pound)130,000 ($216,000), which together with the cash requirements for operations and investment were financed by the issue of ordinary shares which generated (pound)521,000 ($865,000).

          To date, SolCom's investing activities have consisted primarily of purchases of property and equipment. Although SolCom spent (pound)157,000 ($259,050) on capital expenditures in 1997, a 223% increase over 1996, SolCom spent only (pound)39,000 ($64,350) on capital expenditures in 1998, a decrease of 75%. This was due primarily to a decrease in available cash principally resulting from a significant increase in staffing, the opening of a new office in Livingston, Scotland and the establishment of a branch office in Reston, Virginia, all of which occurred in 1998. Of the total investment of (pound)248,000 ($412,000) over the three-year period, (pound)166,000 ($276,000)
was sent on computer and development equipment and (pound)82,000 ($136,000) on office equipment and furnishings. SolCom needs to increase its capital expenditures in order to further expand its research and development initiatives and to grow its employee base as the business grows. The timing and amount of future capital expenditures will be controlled by the Company and will affect SolCom's future growth.

          Subsequent to consummation of the Transaction, SolCom's capital resources will be provided by the Company. In the event the Transaction is not consummated, SolCom's current cash and cash equivalents would not provide sufficient liquidity to fund operations without additional debt or equity financing, and SolCom would need to raise additional capital through the issuance of debt or equity securities. Although management believes that such financing would be available from existing or new investors or lenders, there can be no assurance that SolCom would be able to raise additional financing or that it would be available on terms satisfactory to SolCom, if at all. If such financing were not available, SolCom would need to reevaluate its operating plans.

Year 2000 Compliance

          SolCom believes that its internal management information systems, billing, payroll and other information services are Year 2000 compliant. SolCom has already carried out certain tests of its accounts payable and accounts receivable files which are date sensitive and found all systems to operate properly. SolCom has reviewed its product line and found that none of its products are date sensitive. Accordingly, SolCom currently estimates that its costs associated with Year 2000 compliance will not have a material adverse effect on SolCom's business, financial condition or results of operations.

                 -----------------------------------------------
                 ITEM 2 - ADOPTION OF 1998 STOCK OPTION PLAN AND
                               1998 U.K. SUB-PLAN
                 ------------------------------------------------



          The following is a summary of the Company's 1998 Stock Option Plan (the "Plan"), substantially in the form annexed hereto as Appendix C, and the Company's 1998 U.K. Sub-Plan (the "Sub-Plan" and together with the Plan, the "Plans"), substantially in the form annexed hereto as Appendix D.

Eligibility. Options may be granted under the Plan to key employees (including directors and officers who are key employees) and to consultants and directors who are not employees of the Company. Options under the Sub-Plan may only be granted to those individuals who are employees, consultants and/or directors of SolCom and who reside in the U.K. Although options under the Plan may be granted to such individuals, it is the Company's intention to grant options under the Plan only to individuals who are not employees, consultants and/or directors of SolCom and who do not reside in the U.K. The Plan provides for the grant of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options not constituting ISOs ("NQSOs"). The aggregate market value of Common Stock for which an eligible employee may be granted ISOs under the Plan which are exercisable during any calendar year is $100,000.

Stock Subject to the Plan. The aggregate number of shares of Common Stock for which options may be granted under the Plans is 3,000,000, subject to adjustment in the future as described below. It is currently estimated that approximately 500,000 options will be granted in connection with the Sub-Plan. Such shares may consist either in whole or in part of authorized but unissued shares of Common Stock or Common Stock held by the Company in its treasury. Common Stock related to the unexercised portion of any terminated, expired, canceled or terminated option will be made available for future option grants under the Plan or Sub-Plan, as applicable.

Administration. Both of the Plans are administered by the Board of Directors of the Company which, to the extent it determines, may delegate its powers with respect to the administration of the Plans to a committee of the Board (the "Committee") consisting of not less than two (2) directors, each of whom is a "non-employee director" within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated under the Exchange Act. Unless otherwise provided in the by-laws of the Company, a majority of the members of the Committee constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, and any acts approved in writing by all members without a meeting, will be the acts of the Committee.

Differences between Plan and Sub-Plan. In order to comply with the U.K. Inland Revenue, the Plan and the Sub-Plan differ in certain material respects, including without limitation, the following:

          1. Certain powers reserved for the Committee in the Plan are prohibited in the Sub- Plan, including the Committee's discretion to determine the fair market value of a share of Common Stock; whether and under what conditions to restrict the sale or other disposition of the shares of Common Stock acquired upon the exercise of an Option and if so whether and under what circumstances to waive such restriction; whether to accelerate the date of exercise of any option or installment; whether shares of Common Stock may be issued upon the exercise of an option as partly paid, and, if so, the dates when future installments of the exercise price shall become due and the amounts of such installment; and with the consent of the optionee, to cancel or modify an option, provided that the modified provision is permitted to be included in an Option granted under the terms of the Plan.

          2. In connection with the exercise of stock options, installment payments and payments with shares of Common Stock is prohibited in the Sub-Plan.

          3. The Sub-Plan does not differentiate between "incentive stock options" and "non-qualified stock options."

Terms and Conditions of Options. Each option granted under the Plans will be evidenced by an appropriate contract (the "Option Contract") which will contain such terms and conditions not inconsistent with the Plans as may be determined by the Board or Committee in its discretion.

          An option (or any installment thereof), to the extent then exercisable, will be exercised by giving written notice to the Company at its principal office, stating which option is being exercised, specifying the number of shares of Common Stock as to which such option is being exercised and accompanied by payment in full of the aggregate exercise price therefor (or the amount due on exercise if the Option Contract, in the case of the Plan only, permits installment payments) (a) in cash and/or a certified check or (b) in the case of the Plan only and not the Sub- Plan, with the authorization of the Committee, with cash, a certified check and/or previously acquired shares of Common Stock, having an aggregate fair market value on the date of exercise equal to the aggregate exercise price of all options being exercised; provided, however, that in no case may shares be tendered if such tender would require the Company to incur a charge against its earnings for financial accounting purposes.

          An optionee will not have the rights of a shareholder with respect to the shares of Common Stock to be received upon the exercise of an option until the date of issuance of a stock certificate to him for such shares or, in the case of uncertificated shares, until the date an entry is made on the books of the Company's transfer agent representing such shares; provided, however, that until such stock certificate is issued or until such book entry is made, any optionee using previously acquired shares of Common Stock in payment of an option exercise price shall continue to have the rights of a shareholder with respect to such previously acquired shares.

          The exercise price of shares of Common Stock under any Option Contract granted under the Plans is determined in the discretion of the Board or Committee, except that the exercise price of an ISO cannot be less than the fair market value of the Common Stock subject to such option on the date of grant, or, in the case of an optionee owning more than 10% of the combined voting power of all classes of stock of the Company, less than 110% of the fair market value of the Common Stock subject to such ISO on the date of grant.

          In no case may a fraction of a share of Common Stock be purchased or issued under the Plans.

          Nothing in the Plans or in any option granted in connection therewith will confer on any optionee any right to continue as an employee, consultant or director of the Company or of any of its subsidiaries, or interfere in any way with any right to terminate such relationship at any time for any reason whatsoever without liability to the Company.

          Except as may otherwise be expressly provided in the applicable Option Contract, an optionee who ceases to be an employee, consultant or director of the Company for any reason may exercise such option, to the extent exercisable on the date of such termination, at any time within three months after the date of termination, but not thereafter and in no event after the date the option would otherwise have expired; provided, however, that if such optionee's employment, consultancy or directorship is terminated for cause or without the consent of the Company, such option shall terminate immediately. Except as may otherwise be expressly provided in the applicable Option Contract, if an optionee dies (a) while he is employed by, or a consultant to, the Company or any of its subsidiaries (b) within three months after the termination of his employment or consulting relationship with the Company or any of its subsidiaries (unless such termination was for cause or without the consent of the Company) or (c) within one year following the termination of such employment or consulting relationship by reason of his disability, the options granted to him as an employee of, or consultant to, the Company or any of its subsidiaries, may be exercised, to the extent exercisable on the date of his death, by his legal representative, at any time within one year after death, but not thereafter and in no event after the date the option would otherwise have expired. Except as may otherwise be expressly provided in the applicable Option Contract, any optionee whose employment or consulting relationship with the Company or its subsidiaries has terminated by reason of his disability may exercise such options, to the extent exercisable upon the effective date of such termination, at any time within one year after such date, but not thereafter and in no event after the date the option would otherwise have expired.

          No option granted under the Plans may be assigned or transferred except by will or by the applicable laws of descent and distribution; and each such option may be exercised during the optionee's lifetime only by the optionee or his legal representative. Except as otherwise provided, options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and will not be subject to execution, attachment or similar process and any attempted assignment, transfer, pledge, hypothecation or disposition shall be null and void ab initio and of no force or effect.

Adjustment with respect to Options. In the event of any change in the outstanding Common Stock of the Company be reason of a stock dividend, recapitalization, merger in which the Company is the surviving corporation, spinoff, split-up, combination or exchange of shares or the like, which results in a change in the number or kind of shares of Common Stock which is outstanding immediately prior to such event, the aggregate number and kind of shares subject to the Plans, the aggregate number and kind of shares subject to each outstanding option and the exercise price thereof shall be appropriately adjusted by the Board of Directors, whose determination will be conclusive and binding on all parties thereto. Such adjustment may provide for the elimination of fractional shares that might otherwise be subject to options without payment therefor.

          In the event of (a) the liquidation or dissolution of the Company, (b) a merger in which the Company is not the surviving corporation or a consolidation, or (c) a transaction (or series of related transactions) in which
(i) more than 50% of the outstanding Common Stock is transferred or exchanged for other consideration or (ii) shares of Common Stock in excess of the number of shares of Common Stock outstanding immediately preceding the transaction are issued (other than to shareholders of the Company with respect to their stock in the Company), any outstanding options shall terminate upon the earliest such event, unless other provision is made therefor in the transaction.

Term and Amendment. The Plans will terminate on June 11, 2008, unless sooner terminated by the Board. The Board may also amend the Plans (subject, in certain instances, to shareholder approval or, in the case of the Sub-Plan, approval of the U.K. Inland Revenue). The rights of optionees under options outstanding at the time of the termination or amendment of the Plans will not be adversely affected (without the written consent of the optionee) by reason of the termination or amendment and will continue in accordance with the terms of the option (as then in effect or thereafter amended).

Compliance with Securities Laws. It is a condition to the exercise of any option granted pursuant to either of the Plans that either (a) a registration statement under the Act, with respect to the shares of Common Stock to be issued upon such exercise shall be effective and current at the time of exercise, or (b) there is an exemption from registration under the Act for the issuance of shares of Common Stock upon such exercise. Nothing in the Plans should be construed as requiring the Company to register shares subject to any option under the Act.

          The Committee may require the optionee to execute and deliver to the Company representations and warranties, in form, substance and scope satisfactory to the Committee, which the Committee determines are necessary or convenient to facilitate the perfection of an exemption from the registration requirements of the Act, applicable state securities laws or other legal requirements, including without limitation, that (a) the shares of Common Stock to be issued upon the exercise of the option are being acquired by the optionee for the optionee's own account, for investment only and not with a view to the resale or distribution thereof, and (b) any subsequent resale or distribution of shares of Common Stock by such optionee will be made only pursuant to (i) a registration statement under the Act which is effective and current with respect to the shares of Common Stock being sold or (ii) a specific exemption from the registration requirements of the Act, but in claiming such exemption, the optionee, prior to any offer of sale or sale of such shares of Common Stock, shall provide the Company with a favorable written opinion of counsel, satisfactory to the Company in form, substance and scope and satisfactory to the Company as to the applicability of such exemption to the proposed sale or distribution.

          In addition, if at any time the Committee determines that the listing or qualification of the shares of Common Stock subject to such option on any securities exchange, NASDAQ, or under any applicable law, or that the consent or approval of any governmental agency or regulatory body is necessary or desirable as a condition to, or in connection with, the granting of an option or the issuance of shares of Common Stock thereunder, such option may not be granted or exercised in whole or in part, as the case may be, unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Federal Income Tax Consequences

          The following is a general summary of the Federal income tax consequences relating to ISOs and NQSOs under the Plans. This description is based on current law including cases, administrative rulings, and final, temporary and proposed regulations, all of which are subject to change (possibly with retroactive effect). It should be understood that this summary is not exhaustive, that final regulations have not yet been issued for all Code provisions regarding ISOs, and that special rules not specifically discussed herein may apply in certain situations. In addition, this description does not apply to optionees who are not citizens or residents of the United States.

          ISOs Exercised With Cash. No taxable income will be recognized by an optionee upon the grant or exercise of an ISO. The optionee's tax basis in the shares acquired upon on the exercise of an ISO with cash will be equal to the exercise price paid by him for such shares.

          If the shares received upon exercise of an ISO are disposed of more than one year after the date of transfer of such shares to the optionee and more than two years from the date of grant of the option, the optionee will recognize long-term capital gain or loss on such disposition equal to the difference between the selling price and the optionee's basis in the shares, and neither the Company nor SolCom will not be entitled to a deduction. Long-term capital gain is generally subject to more favorable tax treatment than short-term capital gain or ordinary income.

          If the shares received upon the exercise of an ISO are disposed of prior to the end of the two-years-from-grant/one-year-after-transfer holding period (a "disqualifying disposition"), the excess (if any) of the fair market value of the shares on the date of transfer of such shares to the optionee over the exercise price (but not in excess of the gain realized on the sale of the shares) will be taxed as ordinary income in the year of such disposition, and the Company (or, in the case of an optionee who is an employee of SolCom, SolCom) generally will be entitled to a deduction in the year of disposition equal to such amount. Any additional gain or any loss recognized by the optionee on such disposition will be short-term or long-term capital gain or loss, as the case may be, depending upon the period for which the shares were held.

          NQSOs Exercised With Cash. No taxable income will be recognized by an optionee upon the grant of an NQSO. Upon the exercise of an NQSO, the excess of the fair market value of the shares received at the time of exercise over the exercise price therefor will be taxed as ordinary income, and the Company (or, in the case of an optionee who is an employee of SolCom, SolCom) will generally be entitled to a corresponding deduction. The optionee's tax basis in the shares acquired upon the exercise of such NQSO will be equal to the exercise price paid by him or her for such shares plus the amount of ordinary income so recognized.

          Any gain or loss recognized by the optionee on a subsequent disposition of shares purchased pursuant to an NQSO will be short-term or long-term capital gain or loss, depending upon the period during which such shares were held, in an amount equal to the difference between the selling price and the optionee's tax basis in the shares.

          Exercises of Options Using Previously Acquired Shares. If previously acquired shares are surrendered in full or partial payment of the exercise price of an option (whether an ISO or an NQSO), gain or loss generally will not be recognized by the optionee upon the exercise of such option to the extent the optionee receives shares which on the date of exercise have a fair market value equal to the fair market value of the shares surrendered in exchange therefor ("Replacement Shares"). If the option exercised is an ISO or if the shares used were acquired pursuant to the exercise of an ISO, the Replacement Shares are treated as having been acquired pursuant to the exercise of an ISO.

          However, if an ISO is exercised with shares which were previously acquired pursuant to the exercise of an ISO but which were not held for the required two-years-from-grant/one-year- after-transfer holding period, there is a disqualifying disposition of such previously acquired shares. In such case, the optionee would recognize ordinary income on such disqualifying disposition equal to the difference between the fair market value of such shares on the date of exercise of the prior ISO and the amount paid for such shares (but not in excess of the gain realized). Special rules apply in determining which shares are considered to have been disposed of and in allocating the basis among the shares. No capital gain is recognized.

          The optionee will have an aggregate basis in the Replacement Shares equal to the basis of the shares surrendered, increased by any ordinary income required to be recognized on the disposition of the previously acquired shares. The optionee's holding period for the Replacement Shares generally includes the period during which the surrendered shares were held.

          Any shares received by the optionee on such exercise in excess of the Replacement Shares will be treated in the same manner as a cash exercise of an option (either an ISO or NQSO, depending upon the nature of the underlying option) for no consideration.

          Alternative Minimum Tax. In addition to the Federal income tax consequences described above, an optionee who exercises an ISO may be subject to the alternative minimum tax, which is payable only to the extent it exceeds his regular tax liability. For this purpose, upon the exercise of an ISO, the excess of the fair market value of the shares over the exercise price is an adjustment which increases the optionee's alternative minimum taxable income. In addition, the optionee's basis in such shares is increased by such amount for purposes of computing the gain or loss on disposition of the shares for alternative minimum tax purposes. If the optionee is required to pay an alternative minimum tax, the amount of such tax attributable to deferral preferences (including the ISO adjustment) is allowable as a tax credit against the optionee's regular tax liability (net of other non-refundable credits) in subsequent years. To the extent the credit is not used, it is carried forward.

                    ----------------------------------------
                    ITEM 3 - APPROVAL OF THE REINCORPORATION
                    -----------------------------------------



          Pursuant to the Reincorporation, the Company will merge with and into Ion Networks, Inc., a Delaware corporation ("Ion"), pursuant to and in accordance with that certain Agreement and Plan of Merger dated as of December 15, 1998 by and between the Company and Ion (the "Merger Agreement"). The Merger Agreement is annexed hereto as Appendix I. The separate corporate identity of the Company will cease upon such merger and all properties, rights and obligations of the Company will immediately inure to Ion. The Company may reconsider the Reincorporation in the event that more than one (1%) percent of the Shareholders exercise dissenters' rights.

          Reasons for the Reincorporation. The Board of Directors of the Company believes that the proposed Reincorporation would create a more favorable and flexible corporate structure through which the Company will have the ability to carry out its business purposes.

          Approval by the Board of Directors. The Board of Directors of the Company believes that the Reincorporation is in the best interests of the Company and the Shareholders and has unanimously approved the Reincorporation.

          Approval of the Shareholders. The requisite number of Shareholders have approved the Reincorporation pursuant to the Written Consents. The Company, as the sole shareholder of Ion, has approved the Reincorporation.

          Conduct of Business Following Reincorporation. The Company's operations will not be affected by the Reincorporation. Following the consummation of the Reincorporation, the Company's business and operations will continue unchanged except that the Company will be operating as a Delaware corporation.

          Effect on the Company's Financial Statements. The consummation of the Reincorporation will not have a material effect on the presentation of the financial statements of the Company.

          Effect on Shareholders. The Shareholders will not be materially affected by the Reincorporation. Each share of Common Stock will be automatically canceled and converted into an identical share of common stock of Ion. Each share of common stock of Ion shall have substantially the same rights and preferences as the shares of Common Stock.

          Differences between Delaware and New Jersey Corporate Law

          Disadvantages to Changing the State of Incorporation. The Delaware General Corporation Law (the "DGCL") generally provides many advantages to the controlling stockholders of a Delaware corporation at the expense of minority stockholders. In addition, the DGCL provides less protection than the laws of the State of New Jersey to stockholders desiring added protection against takeover transactions with major stockholders, particularly with respect to the timing of such a transaction and the minimum price per share that must be received by stockholders of a corporation incorporated in New Jersey.

                New Jersey law also provides dissenting stockholders more opportunities to receive the fair value of their shares when they object to corporate transactions, providing a longer list of transactions to which appraisal rights can apply. Delaware permits appraisal rights only in the case of certain mergers or consolidations. Finally, Delaware law provides more expansive indemnification protection for corporate officers and directors than does New Jersey law. This difference means that there are fewer opportunities for the assets of New Jersey corporations to be available for depletion resulting from reimbursements of the costs of judgments and litigation expenses incurred by corporate officers and directors.

          Significant Differences Between the Delaware and New Jersey Corporate Laws. Although it is impractical to note all the differences between the NJBCA and the DGCL, the following is a brief summary of significant differences between the rights which a stockholder of the Company presently has under New Jersey law and the rights such stockholder would have under Delaware law.

                1.         Stockholder Voting Rights

                New Jersey requires the affirmative vote of a majority of a corporation's outstanding shares entitled to vote in order to authorize a merger or consolidation and the affirmative vote of two-thirds (2/3) of a corporation's outstanding shares entitled to vote in order to authorize a dissolution. See NJBCA ss.14A:10-3 and 14A:12-4.

                Except in certain limited situations when no vote of stockholders is required, Delaware law requires the affirmative vote of only a majority of the outstanding shares entitled to vote to authorize any such action. See DGCL ss.251 and 275.

                2.          Dissenters' Appraisal Rights

                New Jersey law provides that upon strict compliance with the applicable statutory requirements and procedures, a dissenting stockholder has the right to receive payment of the fair value of his shares if he objects to:
(i) most types of mergers; (ii) consolidations; or (iii) dispositions of assets requiring stockholder approval. See ss. 14A:11-1.

                Delaware law provides that appraisal rights do not apply: (i) to a stockholder of the surviving corporation in a merger if approval by the stockholders of such surviving corporation is not required; or (ii) with certain limitation and qualifications, to any class of stock which is either listed on a national securities exchange or held of record by more than 2,000 stockholders. See DGCL ss.262.

          Effect on Capitalization/Certificate of Incorporation/By-Laws. The capitalization of Ion will be identical to the capitalization of the Company following the Reincorporation. The certificate of incorporation and by-laws of the Company will remain substantially similar to the certificate of incorporation and by-laws of Ion following the Reincorporation.

          Certain Federal Income Tax Consequences. The following discussion addresses certain material federal income tax consequences of the Reincorporation to the Shareholders who hold their shares as capital assets (within the meaning of Section 1221 of the Code). The discussion is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice. It does not address all aspects of federal income taxation that may be relevant to particular Shareholders in light of their specific circumstances, or to certain types of Shareholders subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, tax-exempt organizations, foreign persons, financial institutions or broker-dealers, and Shareholders who acquired their Common Stock pursuant to the exercise of employee stock options or in other compensatory transactions. This discussion also does not address the state, local, foreign, estate, gift or other federal tax consequences of the Reincorporation. There can be no assurance that the Internal Revenue Service will not take a contrary view to any expressed herein. No rulings have been or will be requested from the Internal Revenue Service with respect to the tax consequences of the Reincorporation. Moreover, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein, possibly with retroactive effect.

          A Shareholder not exercising appraisal rights will not recognize any gain or loss as a result of the Reincorporation. The tax basis of the Ion common stock received by the Shareholder will be equal to the tax basis of the Common Stock exchanged therefor, and the holding period of the Ion common stock will include the holding period of the Common Stock surrendered in the Reincorporation.

          A Shareholder who exercises his appraisal rights with respect to the Common Stock and receives payment therefor will generally recognize capital gain or loss measured by the difference between the amount of cash received for the Common Stock and the Shareholder's basis in the Common Stock, unless the redemption is essentially equivalent to a dividend within the meaning of Section 302 of the Code (a "Dividend Equivalent Transaction"). The resulting capital gain or loss, if any, will be long-term capital gain or loss if the Shareholder held the Common Stock for more than twelve months at time the Common Stock is redeemed pursuant to the Shareholder's exercise of the appraisal rights.

          The determination of whether a Shareholder's exercise of appraisal rights is a Dividend Equivalent Transaction is made by comparing the Shareholder's proportionate interest in the Company after the Reincorporation with the Shareholder's proportionate interest prior to the Reincorporation. In making this comparison, there must be taken into account any shares considered to be owned by the Shareholder by reason of the constructive ownership rules set forth in Section 318 of the Code. A redemption involving a Shareholder owning (both directly and by application of the foregoing constructive ownership rules) a minority interest in the Company generally will not be deemed to be a Dividend Equivalent Transaction if the Shareholder exercises no control over the affairs of the Company and experiences a reduction in his proportionate interest in the Company as result of the exercise of the appraisal rights.

          THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE REINCORPORATION (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).

          If you have any questions regarding this Information Statement, the Transaction, the Plans or the Reincorporation, please contact Mr. John F. McTigue, the Company's Chief Financial Officer, at:


                                MicroFrame, Inc.
                               21 Meridian Avenue
                            Edison, New Jersey 08820
                                 (732) 494-4440


                                          By Order of the Board of Directors

                                          /s/ Stephen B. Gray

                                          Stephen B. Gray
                                          President and Chief Executive Officer

_________, 1999

                               INDEX OF APPENDICES


APPENDIX A Share Purchase Agreement, as amended *
APPENDIX B Fairness Opinion *
APPENDIX C 1998 Stock Option Plan *
APPENDIX D 1998 U.K. Sub-Plan *
APPENDIX E Financial Statements of SolCom *
APPENDIX F MicroFrame, Inc. Form 10-KSB for the period ended March 31, 1998 * APPENDIX G MicroFrame, Inc. Form 10-QSB for the period ended September 30, 1998* APPENDIX H New Jersey Business Corporation Act ss.14A:11-1 and ss.14A:11-2 * APPENDIX I Agreement and Plan of Merger *


----------------------------------------
*   Previoiusly Filed.
                                      -67-

                                   APPENDIX A

                            SHARE PURCHASE AGREEMENT

                                   APPENDIX B

                                FAIRNESS OPINION

                                   APPENDIX C

                             1998 STOCK OPTION PLAN

                                   APPENDIX D


                               1998 U.K. SUB-PLAN

                                   APPENDIX E


                         FINANCIAL STATEMENTS OF SOLCOM

                                   APPENDIX F

                          MICROFRAME, INC. FORM 10-KSB
                       FOR THE PERIOD ENDED MARCH 31, 1998

                                   APPENDIX G

                          MICROFRAME, INC. FORM 10-QSB
                     FOR THE PERIOD ENDED SEPTEMBER 30, 1998

                                   APPENDIX H

                       NEW JERSEY BUSINESS CORPORATION ACT
                         SECTIONS 14A:11-1 AND 14A:11-2

                                   APPENDIX I

                          AGREEMENT AND PLAN OF MERGER